UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

KLA Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 5, 2019

To our stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA Corporation (“we” or the “Company”), a Delaware corporation, will be held on Tuesday, November 5, 2019 at 12:00 p.m., local time, in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect the ten candidates nominated by our Board of Directors to serve as directors for one year terms, each until his or her successor is duly elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.

3.	To approve on a non-binding, advisory basis our named executive officer compensation.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 9, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Richard P. Wallace

President and Chief Executive Officer

Milpitas, California

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being made available electronically on or about September 20, 2019 and mailed on or about September 25, 2019.

All stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you expect to attend the Annual Meeting in person, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Questions and Answers	1

Proposal One: Election of Directors	7

Information About the Board of Directors and its Committees	8

Our Corporate Governance Practices	21

Proposal Two: Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2020	23

Proposal Three: Approval of our Named Executive Officer Compensation	25

Information About Executive Officers	26

Security Ownership of Certain Beneficial Owners and Management	29

Executive Compensation and Other Matters	32

Compensation Committee Report	49

Executive Compensation Tables	50

Certain Relationships and Related Transactions	72

Equity Compensation Plan Information	73

Report of the Audit Committee	75

Information for KLA Annual Meeting of Stockholders November 5, 2019	76

i

ANNUAL MEETING OF STOCKHOLDERS OF

KLA CORPORATION

TO BE HELD ON NOVEMBER 5, 2019

PROXY STATEMENT

QUESTIONS AND ANSWERS

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS

1.	WHY AM I RECEIVING COPIES OF THESE MATERIALS?

The Board of Directors (the “Board”) of KLA Corporation (“KLA,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA’s Annual Meeting of Stockholders to be held on Tuesday, November 5, 2019 at 12:00 p.m., local time (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting, which will be held in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with our Annual Report for fiscal year 2019, were first made available electronically on or about September 20, 2019 and mailed on or about September 25, 2019 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

2.	HOW MAY I OBTAIN KLA’S ANNUAL REPORT ON FORM 10-K?

A copy of our Annual Report on Form 10-K for fiscal year 2019 is available free of charge on the Internet from the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, as well as on our website at http://ir.KLA.com.

3.	WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

We are again mailing to our stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

4.	HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

▶	Access and view our proxy materials for the Annual Meeting on the Internet; and

▶	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://www.KLA.com/annualmeeting.

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

5.	HOW MAY I OBTAIN A PAPER COPY OF THE PROXY MATERIALS?

Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions in that notice about how to obtain a paper copy of the proxy materials free of charge. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

6.	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address provided in the answer to Question 7 below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, by calling our Investor Relations department at (408) 875-3000 or via our website at http://ir.KLA.com.

7.	I RECEIVED ONE COPY OF THESE MATERIALS. MAY I GET ADDITIONAL COPIES?

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3000.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

8.	WHO MAY VOTE AT THE ANNUAL MEETING?

You may vote at the Annual Meeting if our records showed that you owned shares of KLA Common Stock as of the close of business on September 9, 2019 (the “Record Date”). At the close of business on that date, we had a total of 158,462,804 shares of Common Stock issued and outstanding, which were held of record by approximately 379 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

9.	WHAT PROPOSALS ARE BEING VOTED ON AT THE ANNUAL MEETING?

In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following three proposals will be presented at the Annual Meeting:

▶	Election of ten candidates nominated by our Board to serve as directors for one-year terms;

▶	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020; and

▶	Non-binding, advisory approval of our named executive officer compensation.

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING

10.	HOW CAN I VOTE IF I OWN SHARES REGISTERED DIRECTLY IN MY NAME?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to Question 11 below for instructions regarding how to vote their shares.

If, however, your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in the following ways:

▶

By Telephone: Votes may be cast by telephone prior to 11:59 p.m. Eastern Time on November 4, 2019. To vote by telephone, you will need the control number that appears on your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

▶

By Internet: Votes may be cast through the Internet voting site prior to 11:59 p.m. Eastern Time on November 4, 2019. To vote through the Internet, please follow the instructions for Internet voting contained in your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

▶

By Mail: Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may also vote by mail, as long as the proxy card or voting instruction card is timely delivered. To vote by mail, you must complete, sign and date your proxy card or voting instruction card and mail it in the accompanying pre-addressed envelope, and it must be delivered prior to 11:59 p.m. Eastern Time on November 4, 2019; or

▶	In Person: Attend the Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by telephone, Internet or mail without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the ten nominees listed herein for the Board), FOR Proposal Two (the ratification of the appointment of our independent registered public accounting firm), and FOR Proposal Three (the non-binding, advisory approval of our named executive officer compensation).

When proxies are properly dated, executed and returned (whether by telephone, Internet or returned proxy card), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

11.	HOW MAY I VOTE IF MY SHARES ARE HELD IN A STOCK BROKERAGE ACCOUNT, OR BY A BANK OR OTHER NOMINEE?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow to have your shares voted.

12.	CAN I CHANGE MY VOTE?

You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:

▶	Advise our Corporate Secretary in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

▶	Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question 10 above.

If you are the beneficial owner of shares held in street name, you should contact the broker, bank or other nominee that holds your shares for instructions regarding how to change your vote.

13.	WHO WILL BEAR THE COST OF THIS PROXY SOLICITATION?

KLA is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $6,000 (plus reimbursement of out-of-pocket expenses) for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

14.	CAN MY BROKER VOTE MY SHARES IF I DO NOT INSTRUCT HIM OR HER HOW I WOULD LIKE MY SHARES VOTED?

Yes, but only on limited types of proposals. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. Record holders do not have discretion to vote your shares on Proposal One or Proposal Three, in each case in the absence of specific instructions from you (the beneficial owner). Therefore, if you do not give instructions to your record holder, the record holder will only be entitled to vote your shares in its discretion on Proposal Two.

15.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).

For each proposal, you are able to vote your shares “FOR,” “AGAINST” or “ABSTAIN.” Shares that are voted without giving specific voting instructions will be voted as described in the answers to Questions 10 and 14. Abstentions will have no effect on the outcome of Proposal One. Abstentions with respect to Proposal Two and Proposal Three will have the same effect as a vote against that proposal.

Proposals Two and Three are non-binding advisory votes, for which our Board and its Committees will give careful consideration to the voting results.

For all proposals, shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

16.	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

The Board recommends that stockholders vote as follows:

▶

“FOR” the election of the ten candidates nominated by the Board to serve as directors: Edward Barnholt, Robert Calderoni, Jeneanne Hanley, Emiko Higashi, Kevin Kennedy, Gary Moore, Kiran Patel, Victor Peng, Robert Rango and Richard Wallace;

▶	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020; and

▶	“FOR” the approval of our named executive officer compensation.

17.	WILL ANY OTHER BUSINESS BE TRANSACTED AT THE ANNUAL MEETING?

We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

18.	WHAT HAPPENS IF THE ANNUAL MEETING IS ADJOURNED OR POSTPONED?

If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

19.	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS

20.	CAN I PRESENT OTHER BUSINESS TO BE TRANSACTED FROM THE FLOOR AT THE ANNUAL MEETING?

A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We have not received any timely notice with respect to the Annual Meeting regarding the presentation by a stockholder of business from the floor of the meeting. Accordingly, we do not expect to acknowledge any business presented from the floor at the Annual Meeting.

21.	WHAT IS THE DEADLINE TO PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 31, 2020. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

KLA Corporation

One Technology Drive

Milpitas, California 95035

Fax: (408) 875-4266

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:

▶	No earlier than the close of business on July 10, 2020, and

▶	No later than the close of business on August 9, 2020.

If the date of the stockholders’ meeting is moved more than 30 days before or 60 days after November 5, 2020, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

▶	90 days prior to the meeting; and

▶	10 days after public announcement of the meeting date.

22.	HOW MAY I RECOMMEND OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

You may propose Director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 21 above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA and its stockholders.

23.	WHAT IS THE DEADLINE TO PROPOSE OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A stockholder may send a proposed Director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Nominating and Governance Committee meeting prior to the annual meeting of stockholders.

To nominate an individual for election at an annual meeting of stockholders, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, for next year’s annual meeting of stockholders, will generally require that the notice be received by our Corporate Secretary between the close of business on July 10, 2020 and the close of business on August 9, 2020, unless the annual meeting is moved by more than 30 days before or 60 days after November 5, 2020, in which case the deadline will be as described in the last paragraph of Question 21 above.

24.	HOW MAY I OBTAIN A COPY OF KLA’S BYLAWS?

For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3000. A copy of our bylaws is also available free of charge on the Internet on our website at http://ir.KLA.com and on the SEC’s website at http://www.sec.gov.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

Ten incumbent Directors are nominated for election at the Annual Meeting. We would like to thank John Dickson and Ana Pinczuk, who are not being nominated for another term, for their service on the Board. The Nominating and Governance Committee, consisting solely of independent Directors as determined under the rules of the NASDAQ Stock Market, recommended the nominees listed in this Proposal One. Based on that recommendation, the members of the Board resolved to nominate such individuals for election.

Information regarding the business experience, qualifications, attributes and skills of each nominee is provided below under the section entitled “Nominees for Election at the 2019 Annual Meeting.”

There are no family relationships among our executive officers and directors.

The ten candidates nominated by the Board for election as Directors by the stockholders are:

▶	Edward Barnholt;

▶	Robert Calderoni;

▶	Jeneanne Hanley;

▶	Emiko Higashi;

▶	Kevin Kennedy;

▶	Gary Moore;

▶	Kiran Patel;

▶	Victor Peng;

▶	Robert Rango; and

▶	Richard Wallace.

If elected, each nominee will serve as a Director for a one-year term expiring at our 2020 annual meeting of stockholders. Each Director will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board may designate. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a Director.

Vote Required and Recommendation

Under our bylaws, in any uncontested election of Directors (an election in which the number of nominees does not exceed the number of Directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

The Board unanimously recommends a vote “FOR” each of the Director nominees, with the Directors who are nominees abstaining with respect to their own nomination.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

Our Board held a total of six meetings during the fiscal year ended June 30, 2019. All Directors other than Mr. Wallace are independent within the meaning of the NASDAQ Stock Market director independence standards.

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. Each Committee is comprised entirely of independent directors, meets regularly and has a written charter approved by the Board, all of which are available on our website at http://ir.KLA.com, along with our Standards of Business Conduct, Corporate Governance Standards and other governance-related information. The Board and each Committee regularly review the Committee charters. In addition, at each quarterly Board meeting, a member of each Committee reports on any significant matters addressed by the Committee.

During the fiscal year ended June 30, 2019, each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings (a) of the Board held during the period for which such person served as a Director and (b) held by all Board committees on which such Director served (during the periods that such Director served).

Although we do not have a formal policy mandating attendance by members of the Board at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at such meetings. All of the Directors serving on our Board at the time attended last year’s annual meeting of stockholders, with the exception of Mr. Calderoni.

Board Leadership Structure

KLA currently separates the positions of Chief Executive Officer and Chairman of the Board. Since October 2006, Edward Barnholt, one of our independent Directors, has served as our Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of the Board; presiding at executive sessions; facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing Committee of the Board; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer in the context of compensation reviews.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent Director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

However, our Corporate Governance Standards permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on our needs and the Board’s assessment of the Company’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the Chairman of the Board is not an independent Director, the independent members of the Board will designate a “lead independent director.”

The Board’s Role in Oversight of Risk

Our Board, as a whole and through its Committees, has responsibility for the oversight of risk management. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in working with management to establish our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for KLA. In addition, the Board periodically conducts a comprehensive review of the Company’s overall risk environment and its risk management efforts. The Board and its Committees also regularly receive updates from management (including representatives of our legal and internal audit teams) regarding certain risks that we face, including industry, business, macroeconomic, litigation, cybersecurity and other operating risks.

While our Board is ultimately responsible for risk oversight, our Board has delegated to the Audit Committee the primary responsibility for the active oversight of our enterprise risk management activities. Our Audit Committee is not only responsible for overseeing risk management of financial matters, the adequacy of our risk-related internal controls, financial reporting and internal investigations, but its charter also provides that the Audit Committee will discuss at least annually KLA’s risk assessment, enterprise risk management processes and major financial exposures, as well as the steps our management has taken to monitor and control those exposures. Our Audit Committee reports its findings and activities to the Board at each quarterly Board meeting.

In addition, our other Board committees each oversee certain aspects of risk management. Our Compensation Committee oversees risks related to our compensation policies and practices, and our Nominating and Governance Committee oversees governance-related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. The Committees report their findings and activities to the Board.

While the Board is responsible for risk oversight, management is responsible for risk management. KLA maintains an effective internal controls environment and has processes to identify and manage risk, including an executive risk council comprised of representatives from our legal, human resources, finance, global operations, internal audit, procurement, and risk and compliance teams. This council reports to our Chief Executive Officer and has oversight of the various risk assessment, monitoring and controls processes across the Company.

As of June 30, 2019, the ten nominees served on the Committees of the Board indicated in the following table:

Director	Audit	Compensation	Nominating and Governance

Richard Wallace

Edward Barnholt		✓	Chair

Robert Calderoni	Chair		✓

Jeneanne Hanley		✓

Emiko Higashi		✓

Kevin Kennedy		Chair

Gary Moore		✓

Kiran Patel	✓		✓

Victor Peng		✓

Robert Rango		✓

Audit Committee

Members During Fiscal Year 2019: Robert Calderoni (Chairman), John Dickson, Emiko Higashi, Kiran Patel, Ana Pinczuk and David Wang.

Meetings Held During Fiscal Year 2019: 7

Primary Responsibilities:

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. In addition, the head of our Internal Audit function, who is supervised by our Chief Financial Officer, formally reports into the Audit Committee and provides updates at each quarterly meeting.

Independence:

The Board has determined that each of the members of the Audit Committee meets the independence requirements (including the heightened requirements for Audit Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees. The Board has determined that each of Messrs. Calderoni and Mr. Patel is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC.

Compensation Committee

Members During Fiscal Year 2019: Edward Barnholt, Emiko Higashi, Kevin Kennedy (Chairman), Gary Moore, Victor Peng and Robert Rango.

Meetings Held During Fiscal Year 2019: 9

Primary Responsibilities:

The Compensation Committee reviews and either approves or recommends to the full Board (depending upon the compensation plan and the executive involved) our executive compensation policy and administers our employee equity award plans. The Compensation Committee also reviews and, except with respect to our Chief Executive Officer and Chairman of the Board, has the authority to approve the cash and equity compensation for our executive officers and for members of the Board. See “Compensation Discussion and Analysis – Compensation Committee Decision Making-Approval Procedures Overview and Market Data” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice.

Independence:

The Board has determined that each of the members of the Compensation Committee meets the independence requirements (including the heightened requirements for Compensation Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees.

Risk Considerations in Our Compensation Programs

Our management conducted an extensive review and analysis of the design and operation of KLA’s compensation practices, policies and programs for all employees, including our NEOs (as that term is defined on page 34 of this Proxy Statement), to assess the risks associated with those practices, policies and programs. Our Compensation Committee has reviewed the results of that analysis, including underlying plan data and a risk assessment of significant elements of our compensation program. Based on this review and assessment, we and our Compensation Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

▶	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

▶

Our equity awards (including performance-based restricted stock unit awards, to the extent earned) typically vest over a four-year period, encouraging participants to look to long-term appreciation in equity values;

▶

The metrics used to determine the amount of a participant’s bonus under our incentive bonus plans and the number of shares earnable under performance share awards, or PRSUs, focus on Company-wide measures such as Operating Margin Dollars and relative free cash flow margin, metrics that the Compensation Committee believes encourage the generation of profitable revenue and drive long-term stockholder value;

▶	Our bonus plans impose caps on bonus awards to limit windfalls;

▶

Our system of internal control over financial reporting, Standards of Business Conduct and whistleblower processes, among other things, are intended to reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

▶

Our insider trading policy provides that our employees may not enter into hedging transactions involving our Common Stock, in an effort to prevent employees who receive equity awards from insulating themselves from the effects of changes in our stock price.

Nominating and Governance Committee

Members During Fiscal Year 2019: Edward Barnholt (Chairman), Robert Calderoni, John Dickson and Kiran Patel.

Meetings Held During Fiscal Year 2019: 4

Primary Responsibilities:

The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board, as well as reviewing corporate governance policies and procedures and assessing stockholder proposals related to governance matters. The Nominating and Governance Committee assesses the appropriate size and composition of the Board, the effectiveness of its leadership structure, and whether any vacancies on the Board are expected.

Independence:

The Board has determined that each of the members of the Nominating and Governance Committee meets the independence requirements of NASDAQ, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees.

Evaluation of Director Candidates

In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board, professional search firms, management, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed in further detail below and seeks to achieve a balance of knowledge, background, experience and capability on the Board. In nominating Ms. Hanley and Mr. Peng to the Board, the Nominating and Governance Committee had the assistance of an executive search firm which provided a list of potential candidates having the skill set, background and qualifications for a director sought by the Board.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board recommended by, among other persons, stockholders who have owned at least one percent of our outstanding shares for at least one year and who state that they have an intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board must notify our Corporate Secretary in writing of their intent to do so and provide us with certain information set forth in Article II, Section ten of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise requested by the Nominating and Governance Committee.

Majority Vote Policy

We maintain a governance policy applicable to uncontested Director elections (elections in which the number of nominees does not exceed the number of Directors to be elected) requiring that Directors receive majority support in such elections. Under our bylaws, in any uncontested Director election, any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

Director Qualifications and Diversity

The Board believes that the skill set, backgrounds and qualifications of our Directors, considered as a group, should provide a significant composite mix of diversity in experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. In addition, the Board believes that there are certain attributes that every Director should possess, such as demonstrated business or academic achievements, the highest ethical standards and a strong sense of professionalism. Accordingly, the Board and the Nominating and Governance Committee consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and KLA’s current and future needs.

In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee considers candidates who have demonstrated executive experience or significant high level experience in accounting, finance or a technical field or industry applicable to KLA. As set forth in our Corporate Governance Standards, the Nominating and Governance Committee takes into account all factors it considers appropriate when evaluating Director candidates, which include strength of character, mature judgment, career specialization, and the extent to which the candidate would fill a present need on the Board. In addition, with every candidate search, the Board considers the value of diversity and inclusion, and actively seeks candidates who will enhance the diversity and inclusiveness of the Board. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria.

In addition, the Nominating and Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Directors in the context of the current composition of the Board. In seeking a diversity of backgrounds, the Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual Directors, as KLA’s needs evolve and change over time.

In evaluating Director candidates, including incumbent Directors for re-nomination to the Board, the Nominating and Governance Committee has considered all of the criteria described above. When assessing an incumbent Director, the Nominating and Governance Committee also considers the Director’s past performance on and contributions to the Board. Among other things, the Nominating and Governance Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

▶

Current or former executives who demonstrate strong leadership qualities and possess significant operating experience that together enable them to contribute practical business advice to the Board and management, strategies regarding change and risk management, and valuable insight into developing, implementing and assessing our operating plan and business strategy;

▶

A deep understanding of the key issues relevant to technology companies, including specific knowledge regarding the semiconductor industry, which is vital in understanding and reviewing our business goals and challenges, as well as our product development and acquisition strategies;

▶	Substantial international experience, which is particularly important given our global presence and the international nature of our customer base;

▶

An understanding of finance and related reporting processes. In the case of members of our Audit Committee, we seek individuals with demonstrated financial expertise with which to evaluate our financial statements and capital structure; and

▶

Corporate governance experience obtained from service as Board members and/or executives for other publicly traded companies, which we believe results in a greater sense of accountability for management and the Board and enhanced protection of stockholder interests.

Our Board and its Nominating and Governance Committee believe that all of the Directors and nominees listed below are highly qualified and have the skills and experience required for service on our Board. The following table sets forth certain information with respect to our Directors and nominees as of the date of this Proxy Statement, including, for each Director and nominee, a biography and a summary of his or her significant experiences, qualifications and skills that are most pertinent to that individual’s service as a member of our Board.

Nominees for Election at the 2019 Annual Meeting

Edward Barnholt

Director since: 1995

Age: 76

Board Committees: Compensation, Nominating and Governance (Chair)

Other U.S. Public Company Boards: Adobe Systems Incorporated (2005 to 2019); eBay Inc. (2005 to 2018)

Mr. Barnholt has served as Chairman of the Board of KLA since October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc., and he was Chairman of the Board of Directors of Agilent from November 2002 to March 2005. In March 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard in 1993 and Executive Vice President in 1996. Mr. Barnholt also currently serves on the Board of Trustees of the Packard Foundation.

As the former President, Chief Executive Officer and Chairman of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership experience, which includes matters particularly relevant to companies with complex technology and international issues. Mr. Barnholt’s experience as a Board member of KLA provides him with an extensive knowledge of our business and industry, while bringing to the Board strong corporate governance expertise.

Robert Calderoni

Director since: 2007

Age: 59

Board Committees: Audit (Chair), Nominating and Governance

Other U.S. Public Company Boards: Juniper Networks, Inc. (2003 to 2019); Citrix Systems, Inc. (since 2015); Logmein, Inc. (since 2017)

Mr. Calderoni has more than 30 years of executive experience in the technology industry. He currently serves as Chairman at Citrix Systems, Inc. and Logmein, Inc. Mr. Calderoni was the Executive Chairman at Citrix from July 2015 to December 2018. From October 2015 to January 2016, Mr. Calderoni served as the interim Chief Executive Officer and President of Citrix. Prior to that, he was President of SAP AG’s cloud business following SAP’s October 2012 acquisition of Ariba, Inc., a leading provider of cloud software solutions where he served as Chairman and Chief Executive Officer. Prior to the acquisition, Mr. Calderoni served as Chief Executive Officer and a member of the Board of Directors of Ariba from October 2001 until the company was acquired, and he also served as Ariba’s Chairman of the Board of Directors from July 2003 until the acquisition date. Before becoming Chief Executive Officer of Ariba, Mr. Calderoni served as Ariba’s Chief Financial Officer from January 2001 to October 2001. Prior to joining Ariba, Mr. Calderoni was Chief Financial Officer at Avery Dennison Corporation, a global manufacturing company. He also held numerous senior financial executive positions at major technology companies, including Senior Vice President Finance at Apple Inc., and Vice President Finance at IBM.

As a senior executive officer of Citrix and former senior executive with SAP and Ariba, Mr. Calderoni provides our Board with extensive and relevant leadership and international operations experience in the technology industry. In addition, Mr. Calderoni is well-qualified to serve as a Board member and as the Chairman of our Audit Committee as a result of his over 20 years of experience as a finance executive, including his past service as the Chief Financial Officer of two publicly traded technology companies. As a Board member of two other public companies, Mr. Calderoni also has familiarity with a range of corporate governance issues.

Jeneanne Hanley

Director since: 2019

Age: 47

Board Committees: Compensation

Other U.S. Public Company Boards: None

Ms. Hanley has held various positions at Lear Corporation, a designer and manufacturer of automotive seating systems and electrical distribution systems and related components, from 1994 until January 2019, most recently serving as Senior Vice President and President of the E-Systems Division. Other positions at Lear Corporation she has held include Corporate Vice President, Global Surface Materials, Corporate Vice President, Americas Seating Business Unit and Vice President, Global Strategy and Business Development. Ms. Hanley earned her bachelor’s degree in mechanical engineering in 1994 and her master’s degree in business administration in 2000 from the University of Michigan.

Ms. Hanley possesses significant operating and leadership skills, including extensive experience in electrical distribution systems and electronic modules used in the automotive industry. As a result of her past service as an operational executive of significant business units and divisions serving the global automotive industry, we expect Ms. Hanley will make significant contributions as a member of our Board.

Emiko Higashi

Director since: 2010

Age: 60

Board Committees: Compensation

Other U.S. Public Company Boards: Rambus, Inc. (since 2017); InvenSense, Inc. (2014 to 2017); Takeda Pharmaceutical Company (since 2016)

Ms. Higashi is a founder of Tohmon Capital Partners, LLC (formerly Tomon Partners, LLC), a strategy and M&A advisory firm based in San Francisco and primarily serving companies in technology- and healthcare-related fields since 2003. Ms. Higashi also serves on the boards of MetLife Insurance K.K., a subsidiary of MetLife, Inc. (NYSE), Takeda Pharmaceutical Company Ltd. (TSE), and Rambus, Inc. (Nasdaq). Ms. Higashi also serves as a senior advisor to several private consulting firms. Prior to Tohmon Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Parella and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan.

As a result of her extensive career in technology-focused investment banking and finance, Ms. Higashi brings to the Board significant strategic, business development, mergers and acquisitions and financial experience related to the business and financial issues facing large global technology corporations, a comprehensive understanding of international business matters, particularly in Asia, and knowledge of the semiconductor industry. In addition, as a founder and partner of several consulting firms and a founding member of an investment banking firm, Ms. Higashi also possesses significant leadership and entrepreneurial experience.

Kevin Kennedy

Director since: 2007

Age: 63

Board Committees: Compensation (Chair)

Other U.S. Public Company Boards: Digital Realty Trust, Inc. (since 2013)

In July 2018, Mr. Kennedy joined Blue Ridge Partners, a consulting firm that advises companies on accelerating profitable revenue growth, as a senior managing director. Prior to that, Mr. Kennedy most recently served as President, Chief Executive Officer and member of the Board of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, positions he held from January 2009 to October 2017. In January 2017, Avaya Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining Avaya, Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry, from September 2003 to December 2008, also serving as JDS Uniphase’s President from March 2004 to December 2008. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc., a provider of software solutions for the communication and media industries. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2011, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by former President Barack Obama.

As the former President and Chief Executive Officer of Avaya and a former senior executive at JDS Uniphase and Openwave, Mr. Kennedy possesses a vast amount of leadership and operational experience with companies in high technology industries. Also as the holder of a Ph.D. degree in engineering from Rutgers University, a member of President Obama’s National Security Telecommunications Advisory Committee, a former Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology, and the author of more than 30 papers on computational methods, data networking and technology management, Mr. Kennedy offers relevant expertise in a broad range of technology matters. In addition, as a result of his experience on the Boards of Directors of several public companies, Mr. Kennedy offers our Board a deep understanding of corporate governance matters.

Gary Moore

Director since: 2014

Age: 70

Board Committees: Compensation

Other U.S. Public Company Boards: Finjan Holdings, Inc. (since 2015); ServiceSource International, Inc. (since 2016)

Mr. Moore has served as the Chief Executive Officer of ServiceSource International, Inc., a global leader in outsourced, performance-based customer success and revenue growth solutions, since December 2018 and as its Executive Chairman since November 2018. Mr. Moore retired in July 2015 from his positions as President and Chief Operating Officer of Cisco Systems, Inc., a leading global provider of networking and other products and services related to the communications and information technology industry, positions he had held from October 2012 to July 2015. Mr. Moore first joined Cisco in October 2001 as Senior Vice President, Advanced Services, and, in August 2007, he also assumed responsibility as co-lead of Cisco Services. From May 2010 to February 2011, he served as Executive Vice President, Cisco Services, and he was Cisco’s Executive Vice President and Chief Operating Officer from February 2011 until October 2012. Immediately before joining Cisco, Mr. Moore served for approximately two years as Chief Executive Officer of Netigy Corporation, a network consulting company. Prior to that, he was employed for 26 years by Electronic Data Systems (“EDS”), where he held a number of senior executive positions, including as the President and Chief Executive Officer of joint venture Hitachi Data Systems from 1989 to 1992.

As the Executive Chairman and Chief Executive Officer of ServiceSource and a former senior executive with Cisco and other global companies (including roles as Cisco’s President and Chief Operating Officer, the head of Cisco Services, the creator and manager of EDS’s e-solutions global business unit and the President and Chief Executive Officer of the EDS joint venture Hitachi Data Systems), Mr. Moore brings to the Board extensive leadership experience, as well as expertise in matters relating to international operations in the technology industry. Mr. Moore’s experience managing large-scale operations and growing businesses enables him to provide the Board and the Company with valuable advice and guidance regarding operational and strategic issues faced by global technology companies.

Kiran Patel

Director since: 2008

Age: 71

Board Committees: Audit, Nominating and Governance

Other U.S. Public Company Boards: None

Mr. Patel retired in September 2013 from his position as Executive Vice President and General Manager, Small Business Group of Intuit Inc., a provider of personal finance and small business software, a position he had held since December 2008. Mr. Patel previously served as Intuit’s Senior Vice President and General Manager, Consumer Tax Group and as its Senior Vice President and Chief Financial Officer. Before joining Intuit in September 2005, he was Executive Vice President and Chief Financial Officer of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as Chief Financial Officer and Executive Vice President. Mr. Patel currently serves as a Trustee of the Charles Schwab Funds.

As a former senior officer of Intuit, Solectron and Cummins, Mr. Patel possesses significant international operating and leadership skills, including extensive experience in global sourcing, sales and other business management aspects within manufacturing and technology industries, often involving living and managing businesses overseas. In addition, as a result of his past service as the Chief Financial Officer of several global organizations, Mr. Patel offers a vast understanding of critical finance matters, which enables him to make significant contributions as a member of our Board and its Audit Committee.

Victor Peng

Director since: 2019

Age: 59

Board Committees: Compensation

Other U.S. Public Company Boards: Xilinx, Inc. (since 2017)

Mr. Peng joined Xilinx, Inc., a developer of highly flexible and adaptive processing platforms that enable rapid innovation across a variety of technologies, in 2008 and currently serves as its President and Chief Executive Officer, which he has held since January 2018. He joined the Xilinx board in October 2017. From April 2017 to January 2018, Mr. Peng served as Xilinx’s Chief Operating Officer. From July 2014 to April 2017, he served as Executive Vice President and General Manager of Products. From May 2013 through July 2014, Mr. Peng served as Senior Vice President and General Manager of the Programmable Platforms Group. From May 2012 through April 2013, he served as Senior Vice President of the Programmable Platforms Group. From November 2008 through April 2012, he served as Senior Vice President of the Programmable Platforms Development Group. Prior to joining Xilinx, Mr. Peng served as Corporate Vice President, Graphics Products Group at Advanced Micro Devices (AMD), a provider of processing solutions, from November 2005 to April 2008. Prior to joining AMD, Mr. Peng served in a variety of executive engineering positions at companies in the semiconductor and processor industries.

As the President and Chief Executive Officer of Xilinx and a member of its board of directors, and with his over 30 years of experience in the semiconductor industry, Mr. Peng provides our Board with extensive and relevant leadership and international operations experience.

Robert Rango

Director since: 2014

Age: 61

Board Committees: Compensation

Other U.S. Public Company Boards: Integrated Device Technology, Inc. (2015 to 2019); Keysight Technologies, Inc. (since 2015)

Since May 2016 Mr. Rango has served as the President and Chief Executive Officer of Enevate Corporation, a company working on the development of next generation Lithium Ion (Li-ion) battery technology. Prior to that, Mr. Rango served for over 12 years, from March 2002 to July 2014, as an executive at Broadcom Corporation, a leading fabless semiconductor company. He most recently served as Executive Vice President and General Manager of Broadcom’s Mobile and Wireless Group, a role he had held since February 2011. During his tenure with Broadcom, Mr. Rango held a number of senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group, including as Senior Vice President and General Manager, Wireless Connectivity Group from January 2006 to February 2010 and as Executive Vice President and General Manager, Wireless Connectivity Group from February 2010 to February 2011. From 1995 to 2002, Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a leader in semiconductors and software solutions for storage, mobility and networking markets, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions.

Mr. Rango possesses significant operating and leadership skills, including extensive experience in global semiconductor product marketing, development and sales. As a result of his past service as an operational executive and general manager of several large global organizations, Mr. Rango offers a vast understanding of mobile, wireless, semiconductor, optical, software and technology management, which enables him to make significant contributions as a member of our Board.

Richard Wallace

Director since: 2006

Age: 59

Board Committees: None

Other U.S. Public Company Boards: NetApp, Inc. (2011 to 2019); Proofpoint, Inc. (since 2017)

Mr. Wallace currently serves as our President and Chief Executive Officer. He has been our Chief Executive Officer since January 2006 and has also served as our President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 31 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace previously served as a member of the Board of Directors of SEMI (Semiconductor Equipment and Materials International), a prominent industry association, including as SEMI’s Chairman of the Board. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.

As our President and Chief Executive Officer and a KLA employee for 31 years, Mr. Wallace brings to the Board extensive leadership and semiconductor industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by KLA, and management’s strategy and plans for accomplishing our goals. In addition, Mr. Wallace’s current service as a member of the Boards of Directors of KLA and Proofpoint give him a strong understanding of his role as a Director and a broad perspective on key industry issues and corporate governance matters.

Director Compensation

Our Fiscal Year 2019 Director Compensation Program

Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation Committee and approved by the Board). Equity compensation to Outside Directors is provided under our 2004 Equity Plan, which has been approved by our stockholders. The following table presents the key features of our fiscal year 2019 Outside Director compensation program:

COMPENSATION ELEMENT	FISCAL YEAR 2019 PROGRAM

Cash Compensation

Standard annual cash retainer	$90,000, paid quarterly

Committee member additional annual cash retainers (including Committee Chair)	$15,000 for Audit Committee $12,500 for Compensation Committee $7,500 for Nominating and Governance Committee

Committee Chair additional annual cash retainers	$30,000 for Audit Committee $20,000 for Compensation Committee $10,000 for Nominating and Governance Committee

Annual cash retainer for non-executive Chairman (in lieu of standard retainer)	$130,000

Reimbursement for reasonable meeting attendance expenses	Included

Equity Compensation

Market value of standard RSU award granted at annual meeting	$200,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting

Market value of non-executive Chairman RSU award granted at annual meeting in lieu of standard award	$270,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting

Vesting period of Outside Director RSUs	Awards vest annually; shares immediately issued upon vesting

Members of the Board who are employees of the Company do not receive any additional compensation for their services as Directors. The Board will separately determine the compensation payable to Outside Directors for service on special purpose committees of the Board, if such committees are created.

If a new Outside Director joins the Board after the date of an annual meeting of stockholders, his or her first restricted stock unit award (“RSU”) will be granted at the time or promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board.

Under the Outside Director compensation program, the RSU awards granted to our Outside Directors are issued with “dividend equivalent” rights pursuant to our 2004 Equity Plan. The plan administrator may issue dividend equivalent rights with respect to RSUs, performance-based restricted stock units, performance units and deferred stock units. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award.

We have had in effect since 2008 a policy of providing prorated vesting acceleration of RSUs held by Outside Directors who are in good standing, whose service on the Board terminates before their RSUs are vested and who, at the time of termination, have served on the Board for six years.

Deferred Compensation

Each Outside Director is entitled to defer all or a portion of his or her cash retainer, pursuant to our Executive Deferred Savings Plan (“EDSP”), a nonqualified deferred compensation plan. Amounts credited to the EDSP may be allocated by the participant among a variety of investment funds. For further information regarding our EDSP, including the list of investment funds available under the EDSP during fiscal year 2019, please refer to the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” Of the current Outside Directors, only Messrs. Barnholt and Patel and Ms. Pinczuk participated in the EDSP during fiscal year 2019, though only Ms. Pinczuk made new contributions during the fiscal year.

Matching Program

Since August 2014, Outside Directors have been able to participate in a gift matching program, under which the KLA Foundation will generally match, dollar-for-dollar, gifts by Outside Directors to qualifying tax-exempt educational institutions up to $10,000 per calendar year.

Stock Ownership Guidelines

We have adopted a policy, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. Under our current policy, each Outside Director, once he or she has served as an Outside Director for at least four years, is expected to own shares of our Common Stock with a market value of at least four (4) times the standard annual cash retainer paid to the Outside Directors. Shares of Common Stock underlying outstanding RSUs held by the Directors count toward this ownership requirement. As of the Record Date, each of our current Outside Directors was in compliance with the stock ownership requirement.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2019 who served on our Board during the fiscal year:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Edward Barnholt	160,000	269,938	-	6,880	436,818

Robert Calderoni	142,500	199,969	-	5,097	347,566

John Dickson	112,500	199,969	-	5,097	317,566

Jeneanne Hanley	22,500	82,145		-	104,645

Emiko Higashi	105,000	199,969	-	5,097	310,066

Kevin Kennedy	122,500	199,969	-	5,097	327,566

Gary Moore	102,500	199,969	-	5,097	307,566

Kiran Patel	112,500	199,969	-	5,097	317,566

Victor Peng	51,250	153,354	-	-	204,604

Ana Pinczuk	112,500	250,271	-	323	363,094

Robert Rango	102,500	199,969	-	5,097	307,566

David Wang	26,250	-	-	5,097	31,347

(1)	The amounts set forth in this column represent fees earned by each Outside Director during fiscal year 2019, regardless of whether the fees were actually paid during the fiscal year.

(2)

The amounts shown represent the aggregate grant date fair value of RSUs awarded to each Outside Director during fiscal year 2019, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the SEC on August 16, 2019. On November 7, 2018, each Outside Director then in office was granted an RSU award for 2,072 shares of our Common Stock (other than Mr. Barnholt who, as Chairman of the Board, received an RSU award for 2,797 shares, as described above under the heading “Our Fiscal year 2019 Director Compensation Program”). The following table shows, for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director then in office as of June 30, 2019:

Name	Aggregate Number of Unvested Shares of Common Stock Underlying Director RSU Awards as of June 30, 2019 (#)

Edward Barnholt	2,797

Robert Calderoni	2,072

John Dickson	2,072

Jeneanne Hanley	724

Emiko Higashi	2,072

Kevin Kennedy	2,072

Gary Moore	2,072

Kiran Patel	2,072

Victor Peng	1,439

Ana Pinczuk	2,072

Robert Rango	2,072

(3)

As noted above, of the current Outside Directors, only Messrs. Barnholt and Patel and Ms. Pinczuk participated in our EDSP during fiscal year 2019. We have concluded that, because the EDSP earnings correspond to the actual market earnings on a select group of investment funds available under the EDSP, no portion of the Outside Directors’ earnings under the EDSP is “above market” or “preferential.” Accordingly, we do not report any portion of the Outside Directors’ earnings under the EDSP in the Director Compensation Table. The investment earnings (loss) under the EDSP during fiscal year 2019 for the Outside Directors who participated in the EDSP were as follows: (a) Mr. Barnholt: $108,931; (b) Mr. Patel: $16,328; and (c) Ms. Pinczuk: $343.

(4)	Represents dividend equivalents paid upon the vesting of RSUs during fiscal year 2019.

OUR CORPORATE GOVERNANCE PRACTICES

At KLA, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Adopting and Maintaining Governance Standards

The Board has adopted, and regularly reviews and updates as necessary, a set of Corporate Governance Standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards, portions of which are summarized below, can be found on our website at http://ir.KLA.com. We have posted information regarding our corporate governance procedures to help ensure the transparency of our practices.

Monitoring Board Effectiveness

It is important that our Board and its Committees are performing effectively and in the best interests of KLA and our stockholders. The Board is responsible for annually assessing its effectiveness and the effectiveness of each of its Committees in fulfilling their respective obligations, and each Committee is responsible for reviewing the Board’s assessment of that Committee’s effectiveness. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board and its membership. The standard practice of the Board is that Outside Directors will not stand for re-election after reaching the age 75, unless asked to do so to help ensure an appropriate transition, and while Board members are elected for one (1) year terms, there is currently no limitation on the number of terms a Director may serve.

Conducting Formal Independent Director Sessions

At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA management or any non-independent Directors.

Hiring Outside Advisors

The Board and each of its Committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

Avoiding Conflicts of Interest

We expect our Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances internally and to our stockholders, we have implemented Standards of Business Conduct that provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.

Communications with the Board

Stockholders may communicate with the Board by writing to us at KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035.

Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct; Whistleblower Hotline and Website

The Board has adopted Standards of Business Conduct for all of our employees and Directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into Chinese (Simplified and Traditional), French, German, Hebrew, Japanese and Korean in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.KLA.com, or by making a written request to us at KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will disclose any amendment to the Standards of Business Conduct, or waiver of a provision thereof, on our website at the same address.

In addition, we have established a hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages and, where permitted by law, on an anonymous basis.

Ensuring Auditor Independence

We have taken a number of steps to ensure the continued independence of our outside auditors. Our independent registered public accounting firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by the firm.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Kennedy (Chair), Barnholt, Moore, Peng and Rango and Mses. Hanley and Higashi. None of these individuals was an officer or employee of KLA at any time during fiscal year 2019 or at any other time. During fiscal year 2019, there was no instance in which an executive officer of KLA served as a member of the Board or compensation committee of any entity and an executive officer of that same entity served on our Board or Compensation Committee.

Stockholder Nominations to the Board

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee.”

Majority Vote Policy

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee—Majority Vote Policy.”

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

JUNE 30, 2020

Audit Committee Recommendation

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2020. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

Attendance at the Annual Meeting

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees

The aggregate fees billed by PricewaterhouseCoopers LLP, KLA’s independent registered public accounting firm, in fiscal years 2019 and 2018 were as follows:

Services Rendered/Fees	2019 ($)	2018 ($)

Audit Fees (1)	7,028,730	3,941,771

Audit-Related Fees (2)	15,000	387,865

Total Audit and Audit-Related Fees	7,043,730	4,329,636

Tax Compliance	613,133	437,884

Tax Planning and Consulting	117,428	179,578

Total Tax Fees (3)	730,561	617,462

All Other Fees (4)	42,041	31,300

(1)

Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2019 and 2018, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2019 and 2018, and fees for services related to statutory and regulatory filings or engagements. Fiscal year 2019 includes fees for assurance and related services rendered in connection with acquisition activities, audit services pertaining to bond offering, and adoption of ASC606 Revenue Standards. Fiscal year 2018 includes fees for S-3 and S-4 registration statement filings.

(2)	Fiscal year 2019 and 2018 represents accounting consultations and due diligence services, respectively, in connection with the proposed acquisition of Orbotech Ltd.

(3)	Represents tax services for U.S. and foreign tax compliance, planning and consulting.

(4)

For fiscal year 2019, represents software license fees, subscription for tax legislation fees and consulting services associated with user interface of certain products. For fiscal year 2018, represents software license fees and subscription for tax legislation fees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services, such as tax-related services and acquisition advisory services, are permitted but limited in proportion to the audit fees paid. Third, the Audit Committee pre-approves non-audit services not specifically permitted under this policy (or subsequently approves such services in circumstances where a subsequent approval is necessary and permissible), and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee

Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

Vote Required and Recommendation

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2020.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.

PROPOSAL THREE:

APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables KLA’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs (as that term is defined on page 34 of this Proxy Statement) as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement. This vote is required pursuant to Section 14A of the Exchange Act. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders by focusing on a philosophy of “pay-for-performance.” Our compensation programs are designed to support our business goals and to promote both short-term and long-term financial and strategic achievement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the Summary Compensation Table and other related compensation tables and disclosure in this Proxy Statement, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs as reported in this Proxy Statement has supported and contributed to our recent and long-term success.

Nature of Vote; Recommendation

This vote is advisory and therefore not binding on KLA, our Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that KLA Corporation’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2019 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinion of KLA’s stockholders and will carefully assess the voting results and consider the impact of such voting results on our compensation policies and decisions, as described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Vote Required

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is required for advisory approval of this proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the executive officers of KLA as of the date of this Proxy Statement.

Name	Position	Age

Richard Wallace	President and Chief Executive Officer	59

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES – Nominees for Election at the 2019 Annual Meeting.”

Name	Position	Age

Bren Higgins	Executive Vice President and Chief Financial Officer	49

Bren Higgins has served as KLA’s Executive Vice President and Chief Financial Officer since August 2013. In this role, Mr. Higgins oversees and manages the Company’s finance operations and control processes, global manufacturing operations, corporate procurement, and investor relations functions. Prior to his promotion to Chief Financial Officer, Mr. Higgins oversaw the Company’s treasury and investor relations functions and supported its business development efforts in his role as Vice President of Corporate Finance from January 2012 to August 2014, and as Senior Director of Corporate Finance from August 2011 to January 2012. Before that, he served as the Company’s Senior Director of Financial Planning and Analysis from August 2008 to August 2011. Mr. Higgins has also held various financial and investor relations positions since he began his tenure at the Company in 1999, including multiple product division controller assignments and serving as Group Controller of the Company’s Wafer Inspection Group from 2006 to 2008. Mr. Higgins received his bachelor’s degree from the University of California at Santa Barbara and his master’s degree in business administration with a concentration in finance from the University of California at Davis.

Name	Position	Age

Ahmad Khan	President, Semiconductor Process Control	45

Ahmad Khan has served as KLA’s President, Semiconductor Process Control since August 2019 where he is responsible for overseeing and managing our Semiconductor Process Control segment, and was Executive Vice President, Global Products Group from December 2016 to August 2019, where he was responsible for the Company’s wafer inspection and patterning divisions. From August 2015 to December 2016, he served as Executive Vice President, Patterning Division. In this role he was responsible for the development and execution of technology roadmaps and customer collaboration strategies for all of KLA’s patterning products. Mr. Khan joined KLA’s Films & Surface Technology Division in 2003 as Senior Director of Business Development, and has since held numerous strategic management positions throughout his 14-year tenure with the Company. In 2007, Mr. Khan served as Vice President and General Manager of KLA’s Optical Films Metrology Division. From 2008 to his current position, his executive management responsibilities expanded to include the Resistivity, Optical CD, Implant, Thermawave, Overlay, and SensArray Divisions, all ultimately comprising KLA’s Metrology Division. Prior to joining KLA, Mr. Khan spent nine years at Applied Materials, holding various product engineering, support, operations, and senior management positions. Mr. Khan earned his bachelor’s degree in electronics engineering technology from DeVry University.

Name	Position	Age

Brian Trafas	Executive Vice President, Global Customer Organization	56

Brian Trafas has served as KLA’s Executive Vice President, Global Customer Organization since November 2017 and prior to that as Senior Vice President, Global Customer Organization from April 2015. In this role, Mr. Trafas is responsible for all field-based sales and field-based service teams, and works in close collaboration with customers to address their needs with leading edge technology and services, while growing KLA’s business. Mr. Trafas served most recently as Chief Marketing Officer, from January 2007 to April 2015, where he was responsible for overseeing marketing initiatives, product development, marketing communications, market research, and the development of marketing talent. Prior to that, from June 2000 to January 2007, he was Vice President and General Manager of the Critical Dimension (“CD”) Metrology Division and Group Vice President of Marketing for the Wafer Inspection Group. During his tenure with KLA, Mr. Trafas has led the Company’s introduction of Laser Scattering Patterned Wafer Inspection products, Scatterometry-based CD products, and developed a company-wide program of marketing best practices and talent forums. Having two decades of experience in the semiconductor capital equipment industry, with an emphasis on process control, he has written extensively about CD process control, advanced patterned wafer inspection methodologies and the application of scanning probe microscopes. A former chairman of the SEMI North America Advisory Board, Mr. Trafas continues to serve as a board member, and is also a member of the SEMI ISS committee. Mr. Trafas holds a bachelor’s degree in physics from St. John’s University and a doctorate in materials science from the University of Minnesota. Mr. Trafas announced his intent to retire from KLA at the end of 2019.

Name	Position	Age

Virendra Kirloskar	Senior Vice President and Chief Accounting Officer	55

Virendra Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007, during which time he held management responsibilities within KLA India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as Corporate Controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.

Name	Position	Age

Teri Little	Executive Vice President, Chief Legal Officer, and Corporate Secretary	55

Teri Little has served as the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary since August 2017 and served as Senior Vice President, General Counsel and Corporate Secretary from October 2015 until August 2017. Ms. Little served as the Company’s interim General Counsel from September 2015 to October 2015. Prior to that, from 2007 until September 2015, Ms. Little served as an Associate General Counsel for the Company, leading the Commercial legal team in connection with various customer and supplier-related matters, including the negotiation of the Company’s worldwide commercial sales, procurement, and technology development agreements, working with the Company’s largest and most strategic customers and suppliers. In 2014, she assumed responsibility for the Corporate legal function, managing the legal requirements associated with the Company’s corporate securities, mergers and acquisitions, strategic alliances, corporate governance and Sarbanes-Oxley compliance. Ms. Little joined the Company in 2002 as Senior Counsel. Prior to joining the Company, she was a senior associate at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Little received her J.D. from Stanford University and her bachelor’s degree in finance from San Jose State University.

Name	Position	Age

Brian Lorig	Executive Vice President, Global Support and Services	45

Brian Lorig has served as Executive Vice President, since August 2019, and Senior Vice President and general manager of the Company’s Global Support and Services organization since March 2016. The Global Support and Services organization includes the Company’s services group, which enables customers in all business sectors to maintain high performance and productivity of their purchased products through a flexible portfolio of services. Global Support and Services also includes KT Pro Systems, which offers certified fully refurbished and tested systems, as well as remanufactured legacy systems, and KT Pro Enhancements, which include enhancements and upgrades for previous-generation KLA tools. Mr. Lorig joined the Company in 1998 and has held a number of leadership positions in Manufacturing Operations and Service, including vice president of U.S. Manufacturing and Operations Group from January 2013 through February 2014, and vice president of Global Support and Services Field Operations from February 2014 through March 2016. Mr. Lorig earned his bachelor of science in supply chain management from Arizona State University and his MBA from Santa Clara University.

Name	Position	Age

Amichai Steimberg	Chief Executive Officer of Orbotech Ltd.	57

Amichai Steimberg has served as the Chief Executive Officer of Orbotech Ltd., one of our subsidiaries, since March 2019. Prior to that, Mr. Steimberg was the President and Chief Operating Officer of Orbotech from January 2013 to March 2019, and served as Chief Operating Officer from June 2010 to December 2012, and as Deputy Chief Executive Officer – Global Finance and Operations from July 2009 to May 2010. From May 2006 to June 2009, he served as Executive Vice President and Chief Financial Officer, prior to which he had, from August 2000 to May 2006, served as Corporate Vice President for Finance and Chief Financial Officer. From January 1997 to July 2000, he served as the Executive Vice President of Orbotech, Inc., and from 1995 to January 1997, he served as that company’s Vice President Finance and Operations. Prior to joining Orbotech, Mr. Steimberg was Chief Financial Officer of Orbot Instruments Ltd. Mr. Steimberg obtained his bachelor’s degree in agricultural economics and business administration from the Hebrew University. He is a graduate of the advanced management program at Harvard Business School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

As of September 9, 2019, based solely on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)

The Vanguard Group, Inc. (2)	18,154,377	11.5
100 Vanguard Boulevard Malvern, PA 19355

PRIMECAP Management Company (3)	12,244,761	7.7
117 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

BlackRock, Inc. (4)	11,236,759	7.1
40 East 52nd Street New York, NY 10022

Wellington Management Group LLP (5)	8,661,923	5.5
280 Congress Street Boston, MA 02210

(1)	Based on 158,462,804 outstanding shares of our Common Stock as of September 9, 2019.

(2)

All information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Vanguard with the SEC on February 11, 2019. According to the Schedule 13G/A filing, of the 18,154,377 shares of our Common Stock reported as beneficially owned by Vanguard as of December 31, 2018, Vanguard had sole voting power with respect to 190,525 shares, had shared voting power with respect to 33,403 shares, had sole dispositive power with respect to 17,935,797 shares, and had shared dispositive power with respect to 218,580 shares of our Common Stock reported as beneficially owned by Vanguard as of that date.

(3)

All information regarding PRIMECAP Management Company (“PRIMECAP”) is based solely on information disclosed in an Amendment to Schedule 13G filed by PRIMECAP with the SEC on February 8, 2019. According to the Schedule 13G/A filing, of the 12,244,761 shares of our Common Stock reported as beneficially owned by PRIMECAP as of December 31, 2018, PRIMECAP had sole voting power with respect to 3,018,750 shares, did not have shared voting or dispositive power with respect to any other shares, and had sole dispositive power with respect to all 12,244,761 shares of our Common Stock reported as beneficially owned by PRIMECAP as of that date.

(4)

All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in an Amendment to Schedule 13G filed by BlackRock with the SEC on February 6, 2019. According to the Schedule 13G/A filing, of the 11,236,759 shares of our Common Stock reported as beneficially owned by BlackRock as of December 31, 2018, BlackRock had sole voting power with respect to 9,963,457 shares, did not have shared voting or dispositive power with respect to any other shares, and had sole dispositive power with respect to all 11,236,759 shares of our Common Stock reported as beneficially owned by BlackRock as of that date.

(5)

All information regarding Wellington Management Group LLP (“Wellington”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Wellington with the SEC on February 12, 2019. According to the Schedule 13G/A filing, of the 8,661,923 shares of our Common Stock reported as beneficially owned by Wellington as of December 31, 2018, Wellington had sole voting and dispositive power with respect to none of the shares, had shared voting power with respect to 4,181,895 shares and had shared dispositive power with respect to 8,661,923 shares of our Common Stock reported as beneficially owned by Wellington as of that date.

Directors, Nominees and Management

The following table sets forth the beneficial ownership of our Common Stock as of September 9, 2019 by all current Directors, each of the NEOs set forth in the Summary Compensation Table, and all current Directors and executive officers as a group. Except for shares held in brokerage accounts which may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that, as of September 9, 2019, have not yet been issued under outstanding RSUs due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table below:

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)

Richard Wallace (2)	98,930	*

Edward Barnholt (3)	41,290	*

Robert Calderoni (4)	10,408	*

John Dickson (5)	32,309	*

Jeneanne Hanley (6)	724	*

Emiko Higashi (4)	10,852	*

Kevin Kennedy (7)	21,159	*

Gary Moore (4)	10,478	*

Kiran M. Patel (8)	18,826	*

Victor Peng (9)	1,439	*

Ana Pinczuk (4)	2,503	*

Robert Rango (4)	10,789	*

Bren Higgins	8,443	*

Ahmad Khan (10)	9,591	*

Asher Levy (11)	41,805	*

Amichai Steimberg (12)	13,674	*

Brian Trafas (10)	1,757	*

All current Directors and executive officers as a group (20 persons) (13)	300,969	*

*	Less than 1%.

(1)

Based on 158,462,804 outstanding shares of our Common Stock as of September 9, 2019. In addition, shares of our Common Stock subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019 are deemed to be outstanding for the purpose of computing the percentage ownership of the applicable person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(2)	Includes 9,182 outstanding shares of our Common Stock that are held by the Wallace Living Trust u/a/d dated 3/27/01, as amended, of which Mr. Wallace is a trustee and beneficiary.

(3)

Includes (a) 2,797 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019, and (b) 28,281 outstanding shares of our Common Stock that are held by The Barnholt Family Trust dated January 8, 1987, of which Mr. Barnholt is a trustee and beneficiary.

(4)	Includes 2,072 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019.

(5)

Includes (a) 2,072 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019, and (b) 30,237 outstanding shares of our Common Stock that are held under The Dickson Family Trust Agreement dated October 24, 2006, of which Mr. Dickson is a trustee and beneficiary.

(6)	Includes 724 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019.

(7)

Includes (a) 2,072 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019, and (b) 17,185 outstanding shares of our Common Stock that are held by the Kennedy Family Trust U/A/D 11/19/98, of which Mr. Kennedy is a trustee and beneficiary.

(8)

Includes (a) 2,072 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019, and (b) 14,852 outstanding shares of our Common Stock that are held by The Kiran Patel Trust dated August 28, 2018, of which Mr. Patel is a trustee and beneficiary.

(9)	Includes 1,439 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019.

(10)	Includes 1,757 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019.

(11)	Includes 5,702 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019.

(12)	Includes 1,669 shares subject to RSUs that will vest and become deliverable within 60 days after September 9, 2019.

(13)

Includes 21,536 shares subject to RSUs held by Outside Directors and 5,926 shares subject to RSUs held by executive officers that will vest and become deliverable within 60 days after September 9, 2019 together with the other shares set forth in footnotes (2) through (8).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Board members, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during fiscal year 2019 all of our executive officers, Board members and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except the following persons filed late Form 4s: Teri Little (one form and one transaction).

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal year 2019 was another very good year for KLA. We delivered strong top and bottom line performance, driven by the ongoing execution of our strategic objectives despite a weaker semiconductor market demand environment. The principal differences between executive compensation in fiscal 2019 compared to fiscal 2018 are:

▶

In fiscal 2019 we granted to certain NEOs PRSUs that are tied to achieving total stockholder return objectives (“TSR Awards”) to further incent execution of our growth initiatives and increase stockholder value. We do not expect to make additional TSR Awards in the near term;

▶	We acquired Orbotech in February 2019, which led to us entering into new employment agreements with two of our NEOs who joined us from that acquisition; and

▶	Beginning in calendar 2018, the maximum bonus achievable by executives under our short-term incentive plan was reduced from 300% of target in calendar 2017 to 200% of target.

Fiscal Year 2019 Highlights

KLA delivered strong performance including double-digit total revenue and service revenue growth. Below are some of the highlights for fiscal year 2019 and the percentage change from fiscal 2018. Net income attributable to KLA and diluted EPS attributable to KLA in fiscal 2018 were negatively impacted by the enactment of the Tax Cuts and Jobs Act in December 2017. Fiscal 2019 amounts include the contribution of Orbotech and its subsidiaries for the period from February 20, 2019 through June 30, 2019 or as of June 30, 2019.

Total revenues	Net income attributable to KLA	Diluted EPS attributable to KLA	Net cash provided by operating activities	Cash, cash equivalents and marketable securities	Dividends and stock repurchases ($)	Service revenues ($)
(Dollars in thousands, except per share data)
$ 4,568,904	$ 1,175,617	$ 7.49	$ 1,152,632	$ 1,739,385	$ 1,567,465	$ 1,176,661
Change from Fiscal Year 2018
13.2%	46.5%	46.9%	(6.2)%	(39.6)%	159.0%	34.3%

Multi-Year Growth

We have experienced tremendous growth over the last five years and we intend to continue to deliver profitable growth in the future as we execute against our strategic objective to grow both inside and outside our core semiconductor process control segment, the first major example of which was our acquisition of Orbotech in February 2019.

The charts below show total stockholder return (stock price appreciation plus cash dividends per share) to a hypothetical investor who purchased a share of our Common Stock on each of July 1, 2014 and 2016 and the associated compound annual growth rate (CAGR). As demonstrated by the charts below, our total stockholder return has outpaced the S&P 500 on both a five- and three-year basis.

As demonstrated by the charts below, we have experienced double digit annualized revenue and net income per share growth over the five-year period ended June 30, 2019:

Total Revenues
10.2% CAGR
$ in thousands
$2,814,049
$2,984,493
$3,480,014
$4,036,701
$4,568,904
FY2015
FY2016
FY2017
FY2018
FY2019

Net Income Per Diluted Share Attributable to KLA
27.3% CAGR
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
$2.24
$4.49
$5.88
$5.10
$7.49
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019

KLA ’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE
Introduction	Named Executive Officers

This “Compensation Discussion and Analysis” section describes KLA’s fiscal year 2019 executive compensation program, including the decisions made by the Board and its Compensation Committee during the year, the processes and tools that they used to reach those decisions, and a discussion of the compensation earned by KLA’s “Named Executive Officers” (the CEO, the CFO and the three other most highly-compensated executive officers in fiscal year 2019 together with a former executive officer), as presented in the section entitled “Executive Compensation Tables” below.

Our “Named Executive Officers” (or “NEOs”) for fiscal year 2019 were:

▶  Richard Wallace, President and CEO

▶  Bren Higgins, Executive Vice President and CFO

▶  Ahmad Khan, President, Semiconductor Process Control

▶  Brian Trafas, Executive Vice President, Global Customer Organization

▶  Amichai Steimberg, CEO of Orbotech

▶  Asher Levy, Former CEO of Orbotech

Compensation Philosophy and Design Principles
Compensation Philosophy	Design Principles
Executive compensation should be designed to:	This philosophy is reflected in the following design principles:

▶  Attract, retain and reward executives who contribute to our overall success by offering compensation packages that are competitive with those offered by other employers with which we compete for talent.

▶  In addition to a competitive base salary, a substantial portion of the executives’ potential cash compensation is tied to a short-term incentive bonus plan that rewards corporate and individual achievement of challenging performance goals.

▶  Achieve a balance and alignment between (i) performance-based compensation that rewards corporate and individual achievement and stockholder value creation, and (ii) compensation that supports our long-term employee retention efforts.

▶  The program typically provides two types of long-term compensation: (i) performance-based awards (PRSUs), which provide additional compensation as a reward for achievement of corporate goals and which, if earned, include service-vesting requirements, and (ii) service-based awards (RSUs) with vesting conditioned only upon continued service.

Elements of Compensation
Element	Variability	Objective	How Established	FY19 Terms/Outcomes for NEOs
Base salary (Page 38)	Fixed	Provide a competitive fixed component of compensation that, as part of a total compensation package, enables us to attract and retain top talent.	Reviewed against executive officer’s skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Only Mr. Higgins received a salary increase during fiscal year 2019.
Short-term incentive plan (cash bonus) (Pages 38 to 42)	Performance- based	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on individual performance.	Target payouts set by measuring total cash compensation against our compensation peer group. Corporate performance targets based on challenging operational goals.

Bonus funding from balanced scorecard and Operating Margin Dollar achievement versus goal for the twelve months ended December 31, 2018 was 142% of target. Individual performance multipliers ranged from 119% to 120% for participating NEOs.

PRSUs including TSR Awards (Pages 42 to 45)	Performance- based and value tied to stock price

Align long-term management and stockholder interests and strengthen retention with longer vesting provisions. PRSUs provide opportunity based upon the level of achievement of challenging corporate goals. RSUs offer some certainty and create long-term retention.

Target total value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and the executive officer’s responsibilities, contributions and criticality to ongoing success. Additional awards may be granted when necessary to remain competitive with the marketplace.

Our fiscal year 2019 PRSUs are tied to three-year Relative Free Cash Flow Margin. Earned shares vest 50% at three years and 50% at four years after grant date. Our TSR Awards are tied to total stockholder return objectives and can vest in part no earlier than the third anniversary of the grant date.

RSUs (Pages 43 to 44)	Value tied to stock price			Fiscal year 2019 RSUs vest 25% per year over four years.

Other compensation (Page 45)	Primarily fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No significant changes to fiscal year 2018 program, other than the continuation of historical compensation arrangements to two NEOs joining us from our acquisition of Orbotech in February 2019.

CEO Compensation at a Glance

The charts below show for fiscal 2019 the elements of our CEO’s compensation as a percentage of total compensation and the allocation between riskier performance-based compensation and non-performance-based compensation:

Key Pay Practices in Our Executive Compensation Program and Last Year’s “Say on Pay” Vote

Investor feedback is an important input to us in the design of our executive compensation program. We hold an annual “Say on Pay” advisory vote, with approximately 95% of the votes cast at our 2018 Annual Meeting voting “FOR” approval of our NEO compensation, which the Compensation Committee believed demonstrated strong stockholder support for our executive compensation policies and practices.

We strive to follow good governance practices and align compensation with the shareholder experience. Our executive compensation program is designed to incorporate the following key pay practices and inputs:

What We Do

A significant percentage of our NEOs’ cumulative annual target compensation is in the form of performance-based annual bonuses and, in most years, performance share awards, or PRSUs, tied to challenging metrics that reflect or are key to the growth and profitability of the Company’s business and promote alignment between executive and stockholder economic interests:

▶

Different metrics in short- and long-term incentive plans: We use different metrics for our cash bonus program (Operating Margin Dollar achievement[1] and corporate balanced scorecard assessment), our PRSUs (free cash flow margin relative to an industry peer group) and TSR Awards (growth in total stockholder return)

▶

Long-term incentive alignment: Equity awards vest typically over a four-year period; PRSUs are tied to a three-year performance period with 50% vesting in year three and 50% vesting in year four; and the 2019 TSR Awards vest over a five-year period beginning three years from the grant date

▶	Stock ownership guidelines: We impose stock ownership guidelines on all executive officers and directors

▶	Clawbacks: We maintain a “clawback” policy that enables us to recover performance-based compensation in the event of a significant restatement of our financial results

▶	Compensation consultant: The Compensation Committee retains and regularly consults with an independent compensation consultant to advise on our executive compensation program and practices

▶	Independence: Executive compensation decisions for Mr. Wallace are made by Outside Directors and for all other executive officers by the Compensation Committee, which is comprised of Outside Directors

What We Don’t Do

▶	Hedging and pledging: We prohibit officers, directors and employees from hedging against our stock, and prohibit executive officers and directors from pledging our stock

▶	Single-trigger change in control: We only offer “double trigger” change of control benefits

▶	Gross-ups: We completely eliminated tax gross-up provisions in our severance plans in 2016

▶

Perquisites: It is our policy to strictly limit the use and value of perquisites; provided that we continued the use of the perquisites enjoyed by two of our NEOs who joined us in connection with the acquisition of Orbotech

1 For our calendar year 2018 short-term incentive bonus plan, “Operating Margin Dollar achievement” represents our total revenues less total costs of revenues, research and development expenses and selling, general and administrative expenses, but excluding expenses related to acquisitions, severance and merger-related items.

Orbotech Employment Agreements

Two of our NEOs (Amichai Steimberg and Asher Levy) for fiscal 2019 joined us in connection with the acquisition of Orbotech in February 2019. Upon the acquisition of Orbotech, Messrs. Steimberg and Levy entered into employment agreements with us, modeled in large part upon their existing employment agreements with Orbotech prior to the acquisition, a summary of the key elements of which are provided in the table below. Compensation data for Messrs. Steimberg and Levy are for the period from the acquisition date (February 20, 2019) to the end of the fiscal year. Mr. Levy transitioned to senior advisor status in March 2019.

Compensation Element	Amichai Steimberg	Asher Levy

Annual Base Salary	$529,579[2], provided that at such time as he transitions to senior advisor status his annual salary will be reduced to $180,000.	Initially $595,428[2], provided that upon his transition to senior advisor status in March 2019 his annual salary decreased to $180,000.

Acquisition Closing Bonus	$1,783,333, which has already been paid.	$2,283,333, which has already been paid.

Annual Bonus

Target bonus equal to 100% of annualized salary based on achievement of bonus objectives based on Operating Margin Dollar achievement for Orbotech and a “balanced scorecard” rating awarded by the Compensation Committee for calendar 2019, which is designed to measure Orbotech’s progress based on talent management and development of a plan to achieve acquisition-related synergies. The maximum annual bonus payment is 180% of annualized salary.

Target bonus equal to 100% of annualized salary based on achievement of bonus objectives based on Operating Margin Dollar achievement for Orbotech and a “balanced scorecard” rating awarded by the Compensation Committee for calendar 2019, which is designed to measure Orbotech’s progress based on talent management and development of a plan to achieve acquisition-related synergies. The maximum annual bonus payment is 180% of annualized salary.

PRSUs

Received a PRSU for a target number of shares equal to 30,388 subject to the achievement of Operating Margin Dollar targets and a “balanced scorecard” rating award by the Compensation Committee, which is designed to measure Orbotech’s progress based on talent management and development of a plan to achieve acquisition-related synergies. The maximum payout is 200% of the target shares. If the performance objectives are achieved, the PRSUs vest 50% on December 31, 2019 and 50% on December 31, 2020 subject to continued service on those dates. If Mr. Steimberg is terminated without cause prior to December 31, 2019, then in lieu of the PRSUs that haven’t vested he will receive a cash payment equal to $3,430,000 or if terminated after December 31, 2019 but prior to December 31, 2020, then a cash payment equal to $1,715,000.[3]

Received a PRSU for a target number of shares equal to 25,073 subject to the achievement of Operating Margin Dollar and a “balanced scorecard” rating award by the Compensation Committee, which is designed to measure Orbotech’s progress based on talent management and development of a plan to achieve acquisition-related synergies. The maximum payout is 200% of the target shares. If the performance objectives are achieved, the PRSUs vest 100% on December 31, 2019 subject to continued service on that date. If Mr. Levy is terminated without cause prior to December 31, 2019, then in lieu of the PRSUs that haven’t vested he will receive a cash payment equal to $2,830,000.

RSUs

Received an RSU for 20,259 shares vesting 50% on December 31, 2019 and 50% on December 31, 2020, subject to continued service on those dates. If Mr. Steimberg is terminated without cause prior to December 31, 2019, then in lieu of the RSUs that haven’t vested, he will receive a cash payment equal to $2,886,667, or if terminated after December 31, 2019 but prior to December 31, 2020, then a cash payment equal to $1,443,334.

Received an RSU for 16,715 shares vesting 50% on July 1, 2019 and 50% on December 31, 2019, subject to continued service on those dates. If Mr. Levy is terminated without cause prior to December 31, 2019, then in lieu of the RSUs that haven’t vested, he will receive a cash payment equal to $943,333.

Termination benefits	For a summary of the termination of employment benefits for Mr. Steimberg, see “Potential Payments Upon Termination or Change of Control – Orbotech Arrangements.”	For a summary of the termination of employment benefits for Mr. Steimberg, see “Potential Payments Upon Termination or Change of Control – Orbotech Arrangements.”

Other benefits

Pension plan participation (contribution by Orbotech of not less than 5% of salary), disability insurance contributions by Orbotech (not to exceed 2.5% of salary), annual recreation allowance (not less than $2,042 per year), educational fund contribution by Orbotech (7.5% of salary), and use of a company car.

Pension plan participation (contribution by Orbotech of not less than 5% of salary), disability insurance contributions by Orbotech (not to exceed 2.5% of salary), annual recreation allowance (not less than $2,042 per year), educational fund contribution by Orbotech (7.5% of salary), and use of a company car.

2 Based on foreign currency exchange rates in effect on June 28, 2019 (the last business day of the fiscal year).

3 The parties are discussing revisions to the non-GAAP Operating Margin Dollar targets associated with his annual bonus opportunity and PRSU achievement thresholds provided for in his employment agreement due to shifts in management responsibilities following execution of his employment agreement, which revisions are not expected to change the aggregate bonus opportunity or the maximum number of shares available to him under his PRSU. We expect to finalize these revisions prior to the end of 2019.

Base Salary

The Compensation Committee annually reviews the base salaries of the executive officers as part of its overall compensation review and considers the competitive market analysis of the Company’s industry peer group each year in determining whether to make an adjustment to the base salary for each NEO. The salaries of our NEOs who were NEOs in fiscal year 2018 were unchanged from fiscal year 2018, with the exception of a 5% increase for Mr. Higgins to improve his overall competitive positioning. For fiscal year 2019, the Compensation Committee (or the independent members of the Board, in the case of the CEO) approved the base salaries set forth in the table below.

Name	Annual Base Salary Rate Approved During Fiscal Year 2019 ($)

Richard Wallace	900,000

Bren Higgins	525,000

Ahmad Khan	525,000

Brian Trafas	500,000

Amichai Steimberg	535,884	(1)

Asher Levy (before transition to senior advisor role)	595,428	(1)

Asher Levy (after transition to senior advisor role)	180,000

(1)	Based on foreign currency exchange rates in effect on June 28, 2019.

Short-Term Incentive Bonus Plan

Performance Metrics

We use Operating Margin Dollar achievement as a key performance metric in our calendar year 2018 bonus plan (the “Bonus Plan”) because we believe that it reflects several important competitive and business elements such as product acceptance, market share and cost discipline, and is therefore a very good barometer of our overall performance. Payouts under the Bonus Plan are also determined in part by a “balanced scorecard” rating awarded by the Compensation Committee, which is designed to measure our progress based on financial and non-financial metrics related to operational excellence, customer focus, growth and talent management, as well as individual performance multipliers assigned to each executive based on his or her contributions. The use of the balanced scorecard is designed to ensure that the quality of our operating results is high and that those results support the sustainability of our business model. The scorecard is tracked throughout the year by the Compensation Committee, and then formally reviewed by the Compensation Committee and the Board following the conclusion of the calendar year for assessment of the Company’s success in achieving its annual strategic goals.

For calendar year 2018, the goals and objectives were set at levels that the Compensation Committee believed would be challenging to achieve based on historical and anticipated performance and the then-prevailing macroeconomic conditions. While many of the metrics are quantitative in nature, some are qualitative and, therefore, introduce a degree of judgment into the bonus determination process. We believe that the balanced scorecard’s use of broad measures of financial and strategic success closely aligns the interests of our executive officers with those of our stockholders. This structure of using both Operating Margin Dollar achievement and the balanced scorecard is intended to ensure that bonus payouts not only reflect the Company’s achievement of specific levels of Operating Margin Dollars, but also the level of management performance necessary to continue to achieve those results over the long term.4

4 For our calendar year 2018 short-term incentive bonus plan, “Operating Margin Dollar achievement” represents our total revenues less total costs of revenues, research and development expenses and selling, general and administrative expenses, but excluding expenses related to acquisitions, severance and merger-related items.

The payout formula under the Bonus Plan was structured as follows:

Plan Design and Payout

Our Bonus Plan was structured to pay out 100% of each executive’s target bonus amount if we successfully achieved our target level of Operating Margin Dollar performance. Under the Bonus Plan, we were required to achieve a threshold level of Operating Margin Dollar achievement in order for the Bonus Plan to be funded.5 Upon achievement of that threshold level, a participant’s actual bonus amount is then determined based upon a bonus payout grid, with Operating Margin Dollar achievement as the variable along one axis and, on the other axis, the score awarded to the Company by the Compensation Committee based upon its assessment of the Company’s performance as measured against a defined “balanced scorecard.”

The Compensation Committee set the target Operating Margin Dollar achievement at $1.593 billion for the year ended December 31, 2018, which exceeded the comparable target for the year ended December 31, 2017 ($1.2 billion), and at a level that it believed was challenging to achieve based on market expectations for calendar 2018.

5 The satisfaction of this pre-determined threshold level of Operating Margin Dollar achievement would trigger full funding of the Bonus Plan, and each participant’s maximum potential bonus opportunity.

With respect to the balanced scorecard assessment, the Compensation Committee reviewed our achievement of strategic objectives of Operational Excellence, Customer Focus, Growth, and Talent Management – which were assessed as follows:

Objectives	Assessment	Factors Considered
Operational Excellence

The Compensation Committee considered the Company’s performance against its operational plan of record, management of fixed costs, business model performance, management of assets and key product distribution metrics. In doing so, the Compensation Committee reviewed order levels, new product introductions, expense fluctuations across different operations, inventory levels, cycle times and on-time delivery.

▶ Fourth quarter record bookings and revenue ▶ Calendar year records across the income statement ▶ Met the adjusted calendar 2018 plan
Customer Focus

The Compensation Committee assessed the Company’s success in terms of market share, customer satisfaction, product differentiation and customer collaboration. This process included a review of the Company’s market position across divisions, competitive environment, feedback and recognition from customers, and next generation product and technology collaboration efforts.

▶ Relative performance against wafer fabrication equipment (WFE) market overall

▶ Continued to maintain market share with high gross margins

▶ Strengthening R&D and fabless semiconductor collaborations

▶ Received “Best in Value” award from Samsung

Growth	The Compensation Committee reviewed the Company’s absolute and relative growth, its rate of product adoption, and its positioning for future growth.

▶ Growth in revenue year to year outperforming WFE growth

▶ Orbotech acquisition announcement plus several smaller acquisitions

▶ Bookings growth in several platforms plus the introduction of new systems

Talent Management

The Compensation Committee assessed the Company’s success in acquiring, inspiring, developing and retaining top talent, as well as demonstrating solid employee engagement. This assessment included a review of the Company’s turnover and early career hiring.

▶ Commenced new diversity and inclusion initiatives

▶ Top talent turnover fell to its lowest levels in four years

▶ Launched new wellness and management tools

▶ Commenced plan for a second U.S. headquarters in Ann Arbor, Michigan

They then evaluated performance on a scale of 1 to 5, with “1” corresponding to “opportunity for improvement,” and “5” corresponding to “exceptional.” The Compensation Committee awarded the Company a balanced scorecard rating of “4+” (“outstanding”), based on its assessment of our overall performance against our strategic goals during the calendar year. That combination, together with Operating Margin Dollar achievement of $1.669 billion in calendar 2018 (approximately 4.8% above target), resulted in a funding, before individual multipliers, of 142% of target bonuses under the Bonus Plan.

The Bonus Plan was structured so that, for each level of Operating Margin Dollar performance, the maximum payout would be reasonable relative to our financial results. The following examples highlight the possible funding levels at different levels of our performance, before applying individual multipliers.

Level of Operating Margin Dollars	Funding Level Details
Less than $398 million	▶ No payouts would be made under the Bonus Plan if the Company achieved Operating Margin Dollars of less than $398 million
$398 million (threshold)	▶ Maximum bonus funding level equal to 38% of the executive officers’ target bonuses, only achievable if the Compensation Committee awarded the Company a balanced scorecard score of 5 (“exceptional”)
$1.593 billion (target)

▶ Target level of Operating Margin Dollars of $1.593 billion exceeded our Operating Margin Dollar performance for the prior calendar year

▶ Maximum bonus funding level equal to 150% of the executive officers’ target bonuses, only achievable if the Compensation Committee awarded the Company a balanced scorecard score of 5

▶ The Bonus Plan would have funded at 100% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 3+

$1.844 billion (maximum)

▶ Operating Margin Dollars of $1.844 billion would have surpassed any 12-month period in our history

▶ Maximum bonus funding level equal to 200% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 3+ (“primarily meets expectations”)

▶ Minimum bonus funding level equal to 100% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 1 (“opportunity for improvement”)

Individual Multiplier

The Bonus Plan also contains an element of individual performance assessment. The Compensation Committee retains the discretion to increase or decrease each executive officer’s bonus amount based on the officer’s individual performance by applying an “individual performance multiplier” of between 80% and 120%. Following the completion of calendar year 2018, the Compensation Committee conducted a performance assessment of each executive officer, with input from Mr. Wallace (except with respect to his own compensation), based on the executive officer’s leadership skills, experience and performance, and established the individual performance multipliers for the participating NEOs set forth in the table below.

The following table presents each participating NEO’s target bonus (as a percentage of base salary and in dollars, based on actual salary paid during the year), as well as the bonus payout multiple generated by the Bonus Plan’s payout grid, based on our performance, the individual performance multiplier assigned to the NEO and the actual bonus amount paid to the officer.

Name	Officer’s Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary) (1)	Officer’s Target Bonus Award Under Bonus Plan ($)	Payout Multiple Based on Company Performance (Operating Margin Dollars and Balanced Scorecard)	Individual Performance Multiplier Assigned by Compensation Committee	Actual Bonus Payout Under Bonus Plan ($) (2)	Actual Bonus Payout as a Percentage of Target Bonus

Richard Wallace	150%	1,350,000	142%	120%	2,305,260	170.8%

Bren Higgins	95%	484,808	142%	119%	824,201	170.0%

Ahmad Khan	95%	498,750	142%	119%	847,875	170.0%

Brian Trafas	80%	400,000	142%	119%	680,023	170.0%

(1)

The amounts in this column represent the applicable NEO’s target bonus (stated as a percentage of the officer’s base salary). Under the Bonus Plan, this percentage, when multiplied by (a) the payout percentage determined by the Bonus Plan’s bonus payout grid based on the Company’s performance, and (b) the NEO’s individual performance multiplier assigned by the Compensation Committee based on the officer’s performance, generated the officer’s actual bonus payment amount.

(2)	Actual bonus payouts are based on the actual salary paid to the NEO during calendar 2018.

Long-Term Incentives

Annual PRSU Awards

The NEOs’ (other than Messrs. Levy and Steimberg) fiscal 2019 PRSUs are tied to the Company’s free cash flow margin relative to its industry peer group companies for the three years ending June 30, 2021. Our free cash flow margin for that period will be calculated as the Company’s cumulative free cash flow (cash flow provided by operations, less capital expenditures), divided by cumulative revenues (“Relative Free Cash Flow Margin”), and that number will be compared against each company in the Company’s industry peer group for the three years ending June 30, 2021. A determination will be made after June 30, 2021, based on the Company’s percentile performance against its industry peer group, regarding the percentage of the fiscal year 2019 PRSUs that will have been earned. We believe that the Relative Free Cash Flow Margin metric is a key measure of our long-term performance and stockholder value creation. Our ability to generate cash from operations is essential to fund the expansive research and development efforts that are instrumental to our long-term success, as well as our efforts to return cash to stockholders. The relative nature of the metric ensures that the Company’s performance must compare favorably to our industry peer group companies (listed below) for shares to be earned. To the extent that we and/or one of our industry peer group companies completes a significant acquisition, the results of operations of the significant acquisition will be subtracted from our results and/or the results of our industry peer group company that completed the acquisition beginning in the first full quarter immediately following such acquisition, based on the results of the acquired company for the last four quarters of operations for which financial data is publicly available. The NEOs’ fiscal year 2019 earned PRSUs vests 50% after three years and 50% after four years from the date of grant.

The following example highlights the possible payouts under the participating NEO’s fiscal year 2019 PRSU grants at different levels of Company performance:

Level of Relative Free Cash Flow Margin Performance	PRSU Payout Details
Less than 30th percentile	▶ No shares will be eligible to vest under the fiscal year 2019 PRSUs if we achieve a Relative Free Cash Flow Margin below the 30th percentile
30th percentile (Threshold)	▶ 25% of the target number of shares achievable under this award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 30th percentile
55th percentile (Target)

▶ Target performance level will require strong performance relative to our industry peer group and is therefore considered challenging

▶ 100% of the target number of shares achievable under the award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 55th percentile

75th percentile or above (Maximum)

▶ Maximum performance level will require significant performance relative to the Company’s industry peer group and is therefore considered very challenging

▶ 150% of the target number of shares achievable under this award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 75th percentile or above

Payout will be interpolated if actual results fall between two of the defined percentile measurement points above.

The following table sets forth the minimum, target and maximum shares achievable by our participating NEOs with respect to the PRSU awards forming a part of their annual RSU awards for fiscal year 2019:

Name	Type of Grant	Minimum Shares	Target Shares	Maximum Shares
Richard Wallace	Annual Grant (PRSU)	0	41,383	62,074
Bren Higgins	Annual Grant (PRSU)	0	11,495	17,242
Ahmad Khan	Annual Grant (PRSU)	0	12,645	18,967
Brian Trafas	Annual Grant (PRSU)	0	9,196	13,794

For Messrs. Levy and Steimberg, their fiscal 2019 PRSUs are tied to Operating Margin Dollar achievement for Orbotech and performance against a “balanced scorecard” grading talent management and the design of a plan to achieve cost synergy targets associated with the Orbotech acquisition.

The Compensation Committee set the target Operating Margin Dollar achievement for Orbotech at $240 million for the year ending December 31, 2019, which it believed was challenging to achieve based on market expectations for calendar 2019.

With respect to the balanced scorecard assessment, the Compensation Committee considered the following strategic objectives:

Category	Objectives
Talent Management	Retention of a list of Orbotech employees
Synergy Plan	Development of a plan to achieve cost synergy targets of $50 million over the two-year period following the Orbotech acquisition

The “balanced scorecard” evaluates performance on a scale of 1 to 5, with “1” corresponding to “far below expectations,” and “5” corresponding to “far above expectations.” Achievement of the Operating Margin Dollar targets and the corresponding “balanced scorecard” grade will be determined by the Compensation Committee following the end of calendar 2019.

The following table sets forth the minimum, target and maximum shares achievable by Messrs. Steimberg and Levy with respect to the PRSU awards forming a part of their PRSU awards for fiscal year 20196:

Name	Type of Grant	Minimum Shares	Target Shares	Maximum Shares
Amichai Steimberg	Special Grant (PRSU)	0	30,388	60,776
Asher Levy	Special Grant (PRSU)	0	25,073	50,146

Annual RSU Awards

Each NEO received an annual RSU grant in fiscal 2019. The Compensation Committee typically approves annual grants to NEOs consisting of an RSU that vests 25% each year over four years and a PRSU with the same target number of shares as the RSUs that vests 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. However, in the case of the CEO, the independent members of the Board approved an annual grant weighted 60% for PRSUs and 40% for RSUs.

6 The parties are discussing revisions to the non-GAAP operating margin dollar targets associated with Mr. Steimberg’s annual bonus opportunity and PRSU achievement thresholds provided for in his employment agreement due to shifts in management responsibilities following execution of his employment agreement, which revisions are not expected to change the aggregate bonus opportunity or the maximum number of shares available to him under his PRSU. We expect to finalize these revisions prior to the end of 2019.

For Messrs. Levy and Steimberg, the PRSUs were weighted more heavily than the RSU grants they received, with the PRSUs weighted at 60% and the RSUs weighted at 40%. For Mr. Levy, his RSUs vested 50% on July 1, 2019 and will vest as to the remaining 50% on December 31, 2019, subject to continued service on that date. For Mr. Steimberg, his RSU will vest 50% on December 31, 2019 and 50% on December 31, 2020, subject to continued service. The following table sets forth the annual RSU grants for each NEO in fiscal 2019:

Name	Shares
Richard Wallace	27,589
Bren Higgins	11,495
Ahmad Khan	12,645
Brian Trafas	9,196
Amichai Steimberg	20,259
Asher Levy	16,715

Non-Recurring Awards—TSR Awards

Consistent with our pay for performance philosophy and our preference to weight NEO compensation more towards equity incentives to further align NEO compensation with the interests of our stockholders, in addition to the annual long-term incentive awards granted to our NEOs, in fiscal 2019 we granted TSR Awards to certain of our NEOs. We do not anticipate granting any additional TSR Awards in the near term. The TSR Awards were designed to further incentivize certain of our NEOs to execute on our strategy to expand our product offerings beyond our core competencies in semiconductor process control and into adjacent markets, which we believe will increase returns to stockholders. The value of the TSR awards were designed to be approximately equal to the fair value of our annual RSU and PRSU awards at target. The TSR Awards will vest only if significant total stockholder return targets are achieved during a five-year performance period. The TSR Awards are heavily long-term oriented, with a meaningful five-year vesting period, consistent with our philosophy to drive long-term stockholder value. The TSR Awards vest if total stockholder return milestones are met during the period from March 20, 2019 to March 20, 2024 (the “Performance Period”). Total stockholder return is measured by an increase in the market price of our Common Stock plus cash dividends paid to stockholders on a per share basis as compared to the base price of $116.391 (the “Base Price”), which represents the average closing price of our Common Stock during the 20-trading day period ending on March 20, 2019.

Vesting Tier 1: The TSR Award will not vest unless the average closing price of our Common Stock for twenty consecutive trading days plus cash dividends distributed per share at any point during the Performance Period exceeds 150% of the Base Price, or $174.5865 (“Tier 1 TSR Hurdle”). If the Tier 1 TSR Hurdle is achieved during the Performance Period, 50% of the target number of shares subject to the TSR Award will vest on the later of (i) March 20, 2022 and (ii) the last trading day of the month in which the first Tier 1 TSR Hurdle is achieved, subject to continued service on such date.

Vesting Tier 2: If the average closing price of our Common Stock for twenty consecutive trading days plus cash dividends distributed per share at any point during the Performance Period exceeds 175% of the Base Price, or $203.6843 (“Tier 2 TSR Hurdle”), then an additional 50% of the target shares subject to the TSR Award will vest on the later of (i) March 20, 2023 and (ii) the last trading day of the month in which the first Tier 2 TSR Hurdle is achieved, subject to continued service on such date.

Vesting Tier 3: If the average closing price of our Common Stock for twenty consecutive trading days plus cash dividends distributed per share at any point during the Performance Period exceeds 200% of the Base Price, or $232.782 (“Tier 3 TSR Hurdle”), then an additional 50% of the target shares subject to the TSR Award will vest on March 20, 2024, subject to continued service on such date.

The maximum number of shares any recipient can receive for a TSR Award is 150% of the target number of shares subject to the award. The table below sets forth the target number of shares subject to the TSR Award granted to participating NEOs.

Name	Target Shares Subject to TSR Award (#)
Richard Wallace	82,882
Bren Higgins	27,626
Ahmad Khan	30,390
Brian Trafas	22,100

Perquisites and Other Compensation

We make only nominal use of perquisites in compensating our domestic executive officers. All of our domestic executive officers are entitled to receive Company-provided professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of $20,000 per calendar year, and are provided in order to allow our executive officers to devote their fullest attention to our business and to help ensure that their tax returns comply with IRS requirements.

In addition, our domestic executive officers are eligible to participate in our 401(k) plan (including a Company matching contribution on employee 401(k) plan contributions), employee stock purchase plan and the other employee benefit plans sponsored by us on the same terms and conditions that are generally available to other eligible employees.

The employment agreements for Messrs. Levy and Steimberg were based in part on their existing employment agreements with Orbotech prior to the acquisition. These employment agreements provide for other customary perquisites for similarly situated executives domiciled in Israel. These perquisites include pension plan participation (contribution by Orbotech of not less than 5% of salary), disability insurance contributions by Orbotech (not to exceed 2.5% of salary), an annual recreation allowance (not less than $2,042 per year), educational fund contributions by Orbotech (7.5% of salary), and the use of a leased company car.

Severance Benefits and Change of Control Agreements

We currently have two plans that provide certain compensation and benefits if a participant’s employment with the Company terminates under certain defined circumstances: our Executive Severance Plan, adopted in 2006 (the “Original Severance Plan”), and our 2010 Executive Severance Plan (the “2010 Severance Plan”). During fiscal year 2019, Mr. Wallace was a participant under the Original Severance Plan, and Messrs. Higgins, Khan and Trafas were participants under the 2010 Severance Plan.

We believe the Original Severance Plan and the 2010 Severance Plan are important for the long-term retention of our senior executives and enhance their commitment to the attainment of our strategic objectives. The benefits provided under our severance plans will allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that the benefits provided under our severance plans are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success, and the value we expect to receive from retaining their services, including during challenging transition periods in connection with a change of control.

The severance protection for Messrs. Levy and Steimberg are contained in their respective employment agreements. Under the terms of their employment agreements upon a termination of employment, Messrs. Steimberg and Levy receive:

▶	acceleration of any unvested equity awards granted by Orbotech and assumed by us in the acquisition of Orbotech;

▶

a lump sum payment equal to the difference between 200% of monthly salary prior to transitioning to senior advisor status multiplied by 29 (in the case of Mr. Levy) or 27 (in the case of Mr. Steimberg, less contributions made by Orbotech to the manager’s insurance policy or pension fund maintained by Orbotech from the period from November 1, 1990 (in the case of Mr. Levy) or November 1, 1992 (in the case of Mr. Steimberg;

▶

a lump sum payment equal to the difference between 200% of monthly salary prior to transitioning to senior advisor status multiplied by the years of service or partial years of service with Orbotech following the closing of the Orbotech acquisition, less contributions made by Orbotech to the manager’s insurance policy or pension fund maintained by Orbotech following the closing of the Orbotech acquisition;

▶	a lump sum payment equal to six months salary based on the monthly salary in effect prior to transitioning to senior advisor status;

▶

if terminated without Cause and less than six months’ advanced notice is provided, a lump sum payment equal the monthly salary in effect prior to transitioning to senior advisor status plus the value of all other non-equity and non-bonus compensation multiplied by the number of months short of six months in which notice of termination is provided; and

▶

if terminated without Cause, in lieu of acceleration of outstanding RSUs and PRSUs awards that were not assumed awards in the acquisition of Orbotech, employee will receive a cash payment equal to the unvested portion of the award. If none of the awards had vested in part, the cash value for Mr. Steimberg and Levy of these awards would be $5,716,667 and $4,716,667, respectively.

Deferred Compensation

We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation, with no Company match. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any defined benefit pension benefits or any other retirement benefits to domestic NEOs, other than the 401(k) plan generally available to employees and the executive retiree medical program described below. The employment agreements for Messrs. Steimberg and Levy provide for Orbotech contributions to Israeli pension plans on their behalf.

Executive Retiree Medical Program

We have established a retiree medical program to offer continued health benefits to certain current domestic senior executive officers. To be eligible, an executive must be at least 55 years old with ten years of service with the Company and must be in good standing with us at the time of retirement. Eligible executives are entitled to participate until age 65 and must pay the full cost of the premium. Participation in this program is limited to the Company’s Section 16 executive officers as of February 2011. The benefits described above shall be referred to herein as the “Executive Retiree Medical Benefits.” As of June 30, 2019, the only NEO potentially eligible to participate in this program was Mr. Wallace. No future participants (other than the current participant, to the extent he eventually becomes eligible to participate in the program) are allowed into the program.

Stock Ownership Guidelines; Policy Regarding Hedging

In November 2008, our Board adopted revised stock ownership guidelines applicable to our executive officers. Under that policy, our executives are expected to own KLA Common Stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares
Chief Executive Officer	Value of at least four times annual base salary
Executive Vice President / Senior Vice President	Value of at least two times annual base salary

Unearned PRSUs do not count for purposes of measuring compliance with the ownership guidelines. The value of outstanding RSUs and PRSUs for which the performance-based vesting criteria have been achieved but for which the service-based vesting criteria have not yet been satisfied is included in measuring compliance. Each executive officer, once he or she has served in a position listed above for at least four years, is expected to comply with these guidelines. With respect to our CEO, the Compensation Committee conducts an annual review to assess compliance with the guidelines. Vice Presidents’ compliance is evaluated by the CEO. As of the Record Date, each of our NEOs was in compliance with this stock ownership requirement.

Under our Policy on Insider Trading and Unauthorized Disclosures, our directors and employees (including our NEOs) are not permitted to engage in short sales of our securities or any hedging or derivative securities transactions relating to our securities.

Compensation Committee Decision Making – Approval Procedures Overview and Market Data

The Compensation Committee takes a broad-based approach in evaluating and making decisions with respect to executive compensation. The charter of the Compensation Committee gives the Compensation Committee full authority for determining the compensation of our executive officers, other than the Chief Executive Officer, for whom the Compensation Committee makes recommendations to the Outside Directors for approval.

Advisor to the Compensation Committee

The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consultant, to provide the Compensation Committee with independent, objective analysis and advice on executive and director compensation matters. Semler Brossy reports directly to the Chair of the Compensation Committee and, aside from its support of the Compensation Committee, performs no other work for the Company.

Semler Brossy generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2019, Semler Brossy’s duties included providing the Compensation Committee with relevant market and industry data and analysis, as well as preparing and reviewing materials for the Compensation Committee’s meetings. In fulfilling these duties, Semler Brossy met, as needed and at the direction of the Compensation Committee, with our Chief Executive Officer, Chief Human Resources Officer and other executive officers and members of our Human Resources department.

The Compensation Committee, in conducting its annual assessment in fiscal 2019 determined that Semler Brossy was independent and did not have any conflicts of interest.

Approval Procedures

During multiple meetings (both with and without Company management present) and with the assistance of Semler Brossy, the Compensation Committee engaged in extensive deliberation in developing the fiscal year 2019 executive compensation program, seeking to establish compensation packages and target performance levels aimed at rewarding strong financial performance and long-term success of the Company. The Compensation Committee’s deliberations for all executive officers looked at a broad range of market data (described below), individual performance reviews and total compensation reports for each officer, the historically cyclical nature of our business, internally appropriate levels and targets relative to the officer’s role, and initial package recommendations from Semler Brossy and management. With regard to our Bonus Plan and the PRSUs granted to our NEOs, the proposed financial metrics and payout percentage recommendations were developed by management and approved by the Compensation Committee, with review and guidance from Semler Brossy.

With respect to the Chief Executive Officer’s compensation, the Compensation Committee considered recommendations prepared by Semler Brossy. Following extensive deliberation, the Compensation Committee recommended Mr. Wallace’s proposed fiscal year 2019 target compensation opportunities and RSU grants to the Outside Directors. The Outside Directors then discussed and, in August 2018, approved Mr. Wallace’s fiscal year 2019 target compensation opportunities, PRSU and RSU grants as recommended. Mr. Wallace’s TSR Award was approved by the Outside Directors in April 2019. Mr. Wallace was not present and did not participate in the discussions regarding his own compensation.

For the other NEOs, the Compensation Committee, after considering the performance reviews and recommendations of Mr. Wallace, as well as extensive comparative compensation data provided by Semler Brossy, approved the target compensation opportunities, PRSU and RSU grants for the other NEOs in August 2018 and the TSR Awards in March 2019.

In each case, when establishing each element of compensation and the overall target compensation opportunities for the NEOs, the Compensation Committee and the Outside Directors exercised their judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Market Data

Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation Committee reviews several different data sources (including the

Company’s industry peer group and broader market data) to assess whether we are offering compensation opportunities that are competitive with those offered by other employers seeking to attract the same talented individuals.

The industry peer group is comprised of U.S. publicly traded companies primarily in the semiconductor and semiconductor equipment industries that had at least 0.33x the Company’s trailing four-quarter revenues and at least 0.2x the Company’s 200-day average market capitalization value. Additionally, the peer group is reviewed to remove companies that we feel are too large to provide meaningful comparison.

Below is the list of industry peer group companies used in developing our fiscal year 2019 program:

Advanced Micro Devices, Inc.	First Solar, Inc.	Microsemi Corporation	Teradyne, Inc.
Analog Devices, Inc.	Lam Research Corporation	MKS Instruments, Inc.	Texas Instruments Incorporated
Applied Materials, Inc.	Marvell Technology Group Ltd.	NVIDIA Corporation	Xilinx, Inc.
Broadcom Ltd.	Maxim Integrated Products, Inc.	ON Semiconductor Corp.
Cree, Inc.	Microchip Technology, Inc.	Qorvo, Inc.
Cypress Semiconductor Corp.	Micron Technology, Inc.	Skyworks Solutions, Inc.

The Compensation Committee periodically reviews and, as appropriate, may approve changes to the list. For fiscal year 2019, the Compensation Committee decided to add MKS Instruments to the list of peer group companies following its acquisition of Newport.

When assessing our fiscal year 2019 program, the Compensation Committee reviewed information developed by Semler Brossy regarding the compensation levels, programs and practices of our industry peer group to obtain comparative data and identify compensation trends and practices.

Though the Compensation Committee referred to percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation Committee did not employ specific equations for determining compensation amounts based on such data. Rather, the Compensation Committee’s emphasis was on establishing compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflect each executive officer’s skill set and experience, drive performance and encourage retention of top performers.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction to publicly-traded companies for compensation paid to the CEO and the three other highest paid executive officers for compensation that exceeds $1.0 million per officer in any taxable year.

The Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation program should be only one of the relevant factors taken into consideration when establishing the program, and not the sole or primary factor. We expect that the vast majority of the compensation we provide to NEOs will not be deductible under Section 162(m).

Clawback Policy

We maintain a clawback policy, which is set forth in the Compensation Committee’s charter. This policy provides that in the event of a significant restatement of financial results resulting from fraud, misconduct, material non-compliance or material errors, the Compensation Committee may direct that the Company recover all or a portion of performance-based compensation, including bonuses and long-term incentive awards, made to executive officers during the restatement period. This direction may be made by the Compensation Committee in its sole discretion, as long as the Compensation Committee is acting in good faith and in compliance with applicable laws. The policy states that the amount to be recovered from an executive officer will be the amount by which the performance-based compensation exceeded the amount that would have been payable to the executive officer had the financial statements been initially filed as restated. However, the Compensation Committee has the discretion to direct the Company to recover any different amount (including the entire award) that the Compensation Committee may determine. In addition, the Compensation Committee may, in its discretion, recover different amounts from different executive officers on any basis as the Compensation Committee deems appropriate and, to the extent it determines to seek any such recovery, has full discretion regarding the form of such recovery. More information regarding this policy is contained in the Compensation Committee’s charter, which is available on our Investor Relations website at http://ir.KLA.com.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Kevin Kennedy, Chairman

Edward Barnholt

Jeneanne Hanley

Emiko Higashi

Gary Moore

Victor Peng

Robert Rango

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2019, 2018 and 2017 by our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers in fiscal year 2019 who were serving as executive officers as of June 30, 2019 and one former executive officer who would have been one of the three most highly compensated executive officers during fiscal 2019 had he been an executive officer as of June 30, 2019. The individuals named in the table below are referred to as our “Named Executive Officers” or “NEOs.” The amounts below for Messrs. Steimberg and Levy are from the date of the Orbotech acquisition in February 2019.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (1)(3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)		(e)	(g)	(h)

Richard Wallace	2019	900,000	15,983,570	(5)	2,305,260	1,323,537	20,512,367

President & Chief	2018	900,000	6,675,558	(6)	3,224,500	1,591,242	12,391,300

Executive Officer	2017	900,000	10,975,987	(7)	1,100,790	1,602,473	14,579,250

Bren Higgins	2019	522,308	5,223,502	(5)	824,201	340,117	6,910,128

Executive Vice President &	2018	500,000	2,002,668	(6)	1,100,000	416,498	4,019,166

Chief Financial Officer	2017	482,308	3,755,594		340,963	253,227	4,832,092

Ahmad Khan	2019	525,000	5,746,097	(5)	847,875	327,967	7,446,939

President, Semiconductor	2018	507,308	2,296,789	(6)	1,040,000	327,931	4,172,028

Process Control	2017	475,000	2,998,278		348,583	411,995	4,233,856

Brian Trafas	2019	500,000	4,178,729	(5)	680,023	239,372	5,598,124

Executive Vice President,	2018	464,615	1,629,233	(6)	800,000	266,987	3,160,835

Global Customer Organization	2017	400,000	2,003,867		239,184	308,666	2,951,717

Amichai Steimberg	2019	171,641	5,716,527	(5)	—	1,877,787	7,765,955

CEO of Orbotech

Asher Levy	2019	110,603	4,716,612	(5)	—	2,364,603	7,191,818

Former CEO of Orbotech

(1)

Includes amounts deferred, including under our 401(k) plan, a tax-qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code, and our EDSP, a nonqualified deferred compensation program available to the executive officers and certain other employees. For Messrs. Steimberg and Levy, amounts are translated from Israeli Shekels based on the foreign currency exchange rate in effect on June 28, 2019.

(2)

The amounts shown in column (d) represent the aggregate grant date fair value of all RSUs, PRSUs and TSR Awards awarded to the particular executive officer during the applicable fiscal year. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, PRSUs and TSR Awards, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the SEC on August 16, 2019.

RSUs, PRSUs and TSR Awards were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any PRSUs).

With respect to RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), the grant date fair value of each such RSU has been computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date.

With respect to PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria), the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The grant date fair value of the TSR Awards are based on a Monte Carlo simulation under ASC 718. For more information regarding specific awards, please refer to footnotes (5), (6) and (7) to this Summary Compensation Table.

We did not grant any stock options to any of the NEOs during fiscal years 2019, 2018 or 2017. However, certain stock options held by Mr. Levy prior to the acquisition of Orbotech were assumed by us in the merger and converted into an option for KLA Common Stock.

(3)	The amounts shown in column (e) for fiscal years 2019, 2018 and 2017 reflect the payments earned by each NEO under our short-term cash incentive plan for the applicable fiscal year.

(4)

For Messrs. Steimberg and Levy, amounts are translated from Israeli Shekels based on the foreign currency exchange rate in effect on June 28, 2019. The amounts presented in column (g) consist of the following:

For the fiscal year ended June 30, 2019 for Messrs. Wallace, Higgins, Khan and Trafas:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2019 ($)	Total ($)

Richard Wallace	7,337	16,500	2,088	1,297,612	1,323,537

Bren Higgins	7,986	16,500	1,207	314,424	340,117

Ahmad Khan	4,957	16,500	1,218	305,292	327,967

Brian Trafas	8,253	—	1,160	229,959	239,372

The PRSUs and certain of the RSUs granted in fiscal year 2019 (excluding awards assumed in connection with the Orbotech acquisition) were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to the then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan that will be paid subject to the vesting requirements of the underlying awards. During fiscal year 2019, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only.

For the fiscal year ended June 30, 2019 for Messrs. Steimberg and Levy (dollar amounts based on foreign currency exchange rates in effect as of June 28, 2019):

Benefit description	Amichai Steimberg ($)	Asher Levy ($)

Orbotech acquisition closing bonus	1,805,796	2,312,094

Severance fund contributions	35,786	20,353

Pension fund contributions	11,538	6,637

Advanced education fund contributions	1,427	1,427

Social security contributions	3,738	3,738

Workman’s compensation contributions	1,068	1,060

Leased automobile	18,094	18,942
Other	340	352

For the fiscal year ended June 30, 2018:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2018 ($)	Total ($)

Richard Wallace	4,000	18,121	2,376	1,566,745	1,591,242

Bren Higgins	4,000	18,121	1,320	393,057	416,498

Ahmad Khan	4,000	18,121	1,342	304,468	327,931

Brian Trafas	4,000	—	1,562	261,425	266,987

The PRSUs and RSUs granted in fiscal year 2019 were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to the then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan that will be paid subject to the vesting requirements of the underlying awards. During fiscal year 2017, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only.

For the fiscal year ended June 30, 2017:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2017 ($)	Total ($)

Richard Wallace	4,000	19,715	2,376	1,576,382	1,602,473

Bren Higgins	4,000	19,538	1,265	228,424	253,227

Ahmad Khan	4,000	19,715	1,254	387,026	411,995

Brian Trafas	4,000	—	1,056	303,610	308,666

The PRSUs and certain of the RSUs granted in fiscal year 2017 were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to the then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan that will be paid subject to the vesting requirements of the underlying awards. During fiscal year 2017, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only.

(5)

A portion of this amount reflects the estimated fair value of PRSUs and, for Messrs. Wallace, Higgins, Khan and Trafas TSR Awards, based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the fair value of our Common Stock on the grant date.

The number of shares issuable under the fiscal year 2019 PRSUs for Messrs. Wallace, Higgins, Khan and Trafas will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30,

2021 relative to our industry peer group. The fiscal year 2019 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2019 are as follows: (a) for Mr. Wallace, $4,902,644; (b) for Mr. Higgins, $1,361,813; (c) for Mr. Khan, $1,498,053; and (d) for Mr. Trafas, $1,089,450. The grant date fair value of the fiscal year 2019 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $7,353,907; (b) for Mr. Higgins, $2,042,660; (c) for Mr. Khan, $2,247,020; and (e) for Mr. Trafas, $1,634,175. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2019 PRSUs (and therefore the number of shares issuable under the fiscal year 2019 PRSUs) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2021.

The number of shares issuable to Messrs. Wallace, Higgins, Khan and Trafas under the TSR Awards will be determined based on total stockholder return against a base price of $116.391. The TSR Awards are structured so that 100% of the target number shares underlying the awards will be earned if the average closing price of our Common Stock over 20 consecutive trading days in the five-year period ending March 20, 2024 plus cash dividends per share distributed during that period exceed $203.684. Because achievement of the total stockholder return threshold was undeterminable as of the grant date of the TSR Awards, for purposes of the calculations set forth in this table, it has been determined to be equal to 100% of the target number of shares underlying the TSR Award. Accordingly, the amounts included in the table above attributable to the TSR Awards granted during fiscal year 2019 are as follows: (a) for Mr. Wallace, $7,812,457; (b) for Mr. Higgins, $2,499,877; (c) for Mr. Khan, $2,749,991; and (d) for Mr. Trafas, $1,999,829. The grant date fair value of the fiscal year 2019 TSR Awards, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $11,718,686; (b) for Mr. Higgins, $3,749,815; (c) for Mr. Khan, $4,124,987 and (d) for Mr. Trafas, $2,999,744.

The number of shares issuable under the fiscal year 2019 PRSUs for Messrs. Levy and Steimberg will be determined based on Orbotech’s calendar 2019 Operating Margin Dollars, as determined by the Compensation Committee against a target of $240 million and performance against a “balanced scorecard” based on talent retention and the development of a plan to achieve cost synergies from the Orbotech acquisition of $50 million over the two year period following the closing of the acquisition. Because the probable outcome of the performance-based conditions applicable to the awards as of the date of grant was undeterminable, for purposes of the calculations set forth in this table, the fair value of the awards has been determined to be 100% of the target number of shares underlying the PRSUs granted to Messrs. Levy and Steimberg, $2,829,990 and $3,429,894, respectively. The grant date fair value of the fiscal 2019 PRSUs granted to Messrs. Levy and Steimberg, if earned at their maximum would be $5,659,979 and $6,859,787, respectively.

(6)

A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2018 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2020 relative to our industry peer group. The fiscal year 2018 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2018 are as follows: (a) for Mr. Wallace, $4,005,335; (b) for Mr. Higgins, $1,001,334; (c) for Mr. Khan, $778,845; and (d) for Mr. Trafas, $445,067. The grant date fair value of the fiscal year 2019 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $6,008,003; (b) for Mr. Higgins, $1,502,001; (c) for Mr. Khan, $1,168,223; and (d) for Mr. Trafas, $667,556. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2019 PRSUs (and therefore the number of shares issuable under the fiscal year 2019 PRSUs) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2020.

(7)

A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2017 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending September 30, 2019 relative to our industry peer group. The fiscal year 2017 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2017 are $2,524,439. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2017 PRSUs (and therefore the number of shares issuable under the fiscal year 2017 PRSUs) will be determined by the independent members of the Board following September 30, 2019.

Of the NEOs, Messrs. Wallace, Khan and Trafas participated in our EDSP during fiscal years 2019, 2018 or 2017. No portion of the applicable NEO’s investment earnings (or losses, as applicable) during fiscal years 2019, 2018 or 2017 on his nonqualified deferred compensation account under the EDSP was “above market” or “preferential.” Each participating NEO’s earnings (or losses, as applicable) corresponded to the actual market earnings (or losses, as applicable) on a select group of investment funds utilized to track the notional investment return on the officer’s account balance for the applicable fiscal year. The investment earnings (or losses, as applicable) under the EDSP for the NEOs who participated in such plan during the fiscal years 2019, 2018 and 2017 were as follows:

Name	Year	Earnings on NEO’s EDSP Account ($)

Richard Wallace	2019	102,061
	2018	264,045
	2017	268,196

Ahmad Khan	2019	92,684
	2018	74,650
	2017	144,717

Brian Trafas	2019	110,549
	2018	123,931
	2017	130,999

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a NEO during the fiscal year ended June 30, 2019 under a compensation plan. No stock options or stock appreciation rights were granted to any of the NEOs during the fiscal year ended June 30, 2019. This table excludes any Orbotech awards assumed in connection with the acquisition of Orbotech.

			Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Potential Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Grant Date		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Threshold (#) (5)	Target (#) (6)	Maximum (#) (7)	Grant Date Fair Value of Equity Awards ($) (8)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
Richard Wallace	—		175,500	1,350,000	2,700,000
President & Chief	8/2/18	(9)				27,589	27,589	27,589	3,268,469
Executive Officer	8/2/18	(10)				10,345	41,383	62,074	4,902,644
	4/11/19	(11)				41,441	82,882	124,323	7,812,457
Bren Higgins	—		61,425	472,500	945,000
Executive Vice President &	8/2/18	(9)				11,495	11,495	11,495	1,361,813
Chief Financial Officer	8/2/18	(10)				2,873	11,495	17,242	1,361,813
	3/20/19	(11)				13,813	27,626	41,439	2,499,877
Ahmad Khan	—		61,425	472,500	945,000
President, Semiconductor	8/2/18	(9)				12,645	12,645	12,645	1,498,053
Process Control	8/2/18	(10)				3,161	12,645	18,967	1,498,053
	3/20/19	(11)				15,195	30,390	45,585	2,749,991
Brian Trafas	—		52,000	400,000	800,000
Executive Vice President,	8/2/18	(9)				9,196	9,196	9,196	1,089,450
Global Customer Organization	8/2/18	(10)				2,299	9,196	13,794	1,089,450
	3/20/19	(11)				11,050	22,100	33,150	1,999,829
Amichai Steimberg	—		42,871	535,884	964,591
CEO of Orbotech	2/20/19	(12)				20,259	20,259	20,259	2,286,633
	2/20/19	(13)				1,519	30,388	60,776	3,429,894
Asher Levy	—		47,634	595,428	1,071,770
Former CEO of Orbotech	2/20/19	(14)				16,715	16,715	16,715	1,886,622
	2/20/19	(13)				1,253	25,073	50,146	2,829,990

(1)

The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could be earned under our calendar year 2019 Executive Incentive Plan (the “Calendar Bonus Plan”) based on the Company’s performance for calendar year 2019, or in the case of Messrs. Steimberg and Levy, their respective employment agreements.

(2)

The threshold amount is calculated as the minimum amount that could be payable under the Calendar Bonus Plan to the participating NEO assuming satisfaction of the initial performance threshold required to fund the particular plan (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Calendar Bonus Plan, the actual percentage of the executive’s target bonus payable was or will be determined by a combination of (a) the Company’s achieved level of Operating Margin Dollars, and (b) an assessment by the Compensation Committee (or the independent members of the Board, as applicable) of the extent to which the Company’s balanced scorecard goals for the applicable period had been achieved. If the Company had achieved exactly the threshold level of Operating Margin Dollars required to fund the Calendar Bonus Plan (and no higher), the Compensation Committee and the independent members of the Board would have been able to set such percentage as low as 13% of the executives’ target bonus amounts based on their assessment of the Company’s balanced scorecard achievement.

In the case of Messrs. Levy and Steimberg, the threshold is calculated as the minimum amount that could be payable under the terms of their employment agreements, based on the achievement of Operating Margin Dollars and balanced scorecard results, as determined by the Compensation Committee. If Orbotech achieves exactly the level of Operating Margin Dollars required to fund the annual bonus (and no higher), the Compensation Committee would be able to set such percentage as low as 8% of their target bonus amounts based on their assessment of balanced scorecard achievement.

(3)

The amount in column (d) reflects the amount that could be payable under the Calendar Bonus Plan to the participating NEO assuming payment of the officer’s full target bonus (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Calendar Bonus Plan, a payout of 100% of a participant’s target bonus will be payable upon Company achievement of its target level of operating results (in terms of both the Company’s Operating Margin Dollar achievement and the Company’s achievement of its balanced scorecard goals).

In the case of Messrs. Levy and Steimberg, the amount in column (d) reflects the amount that could be payable under their respective employment agreements assuming payment of full of their target bonus. Under the structure of their employment agreements, a payout of 100% of their target bonus will be payable upon Orbotech’s achievement of its Operating Margin Dollar target in calendar 2019 and achievement of balanced scorecard goals.

(4)

The amount in column (e) reflects the maximum amount that was or is potentially payable under the Calendar Bonus Plan to the applicable NEO (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Calendar Bonus Plan, each NEO could potentially have earned up to 200% of his or her target bonus, based on the Company’s Operating Margin Dollar achievement and the Compensation Committee’s assessment of the Company’s achievement of its balanced scorecard goals and the officer’s individual performance multiplier.

In the case of Messrs. Steimberg and Levy, the amount in column (e) reflects the maximum amount that is potentially payable to them under their employment agreement for the annual bonus. Under the structure of their employment agreements, they could potentially earn up to 180% of their target bonus based on Orbotech’s Operating Margin Dollar achievement in calendar 2019 and achievement of balanced scorecard goals.

(5)

The threshold amount is calculated as the minimum number of shares that would be able to be earned under the fiscal year 2019 RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria) and TSR Awards (i.e., awards issued with both service-based and performance-based vesting criteria tied to delivery of total stockholder return) granted to the participating NEO assuming satisfaction of the initial performance threshold, if any, required to earn any shares under the applicable award.

With respect to the fiscal year 2019 PRSUs, under the structure of such awards, the actual number of shares that will be potentially issuable under such award will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2021, or in the case of Messrs. Steimberg and Levy, Orbotech’s Operating Margin Dollar achievement for 2019 and balanced scorecard grade. The number of shares reported in column (f) reflects the number of shares that would be earned by the participating NEO if the Company were to achieve, for the three-year performance period covered by those awards, exactly the threshold level of Relative Free Cash Flow Margin performance (the 30th percentile) necessary to earn any shares under the fiscal year 2019 PRSU award, or in the case of Messrs. Steimberg and Levy, Orbotech’s achievement of $50 million in Operating Margin Dollars and a balanced scorecard grade of “1” (far below expectations). If the Company were to achieve exactly the threshold level of Relative Free Cash Flow Margin performance for such period (and no higher), then 25% of the target number of shares subject to such awards would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such award, or in the case of Messrs. Steimberg and Levy, if Orbotech were to achieve the threshold Operating Margin Dollars ($50 million) and no higher and received a balanced scorecard grade of “1” (far below expectations), then 8% of the target number of shares subject to such awards would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria.

(6)

The target amount is calculated as the number of shares that would be able to be earned under the fiscal year 2019 RSUs and PRSUs granted to the applicable NEO assuming Company or Orbotech, as applicable, performance at target.

With respect to the fiscal year 2019 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (g).

With respect to the fiscal year 2019 PRSUs, the number of shares reported in column (g) reflects the number of shares that would be earned if the Company were to achieve exactly its target level of three-year Relative Free Cash Flow Margin performance (the 55th percentile) for the three-year performance period covered by the award, or in the case of Messrs. Steimberg and Levy, if Orbotech achieves $240 million Operating Margin Dollars and a balanced scorecard grade of “3” (primarily meets expectations). If the Company were to achieve that target level of Relative Free Cash Flow Margin performance or if Orbotech achieves $240 million Operating Margin Dollars and a balanced scorecard grade of “3”, then one hundred percent (100%) of the target number of shares subject to the fiscal year 2019 PRSUs would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(7)	The maximum amount reflects the maximum number of shares potentially earnable under the applicable award.

With respect to the fiscal year 2019 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (h).

With respect to the fiscal year 2019 PRSUs, the number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned under those awards. Under the terms of the fiscal year 2019 PRSUs, the participating NEO can potentially earn up to 150% of the target number of shares subject to those awards if the Company’s three-year Relative Free Cash Flow Margin performance for the three-year period ending June 30, 2020 equals or exceeds the 75th percentile, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

In the case of Messrs. Steimberg and Levy, the number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned under those awards, or 200% of the target shares if Orbotech achieves $300 million in Operating Margin Dollars in 2019 and they receive a balanced scorecard grade of “5” (far exceeds expectations).

(8)	The dollar value reported in column (i) represents the grant date fair value of the applicable RSU, PRSU or TSR Award calculated in accordance with the SEC’s applicable requirements.

With respect to RSUs, the grant date fair value of each such RSU has been computed in accordance with ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date, or in the case of TSR Awards, the value obtained from a Monte Carlo simulation.

With respect to PRSUs, the grant date fair value of the award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the award and the closing fair market value of our Common Stock on the grant date. Because the PRSUs granted during fiscal year 2019 were structured so that they would be fully earned upon achievement by KLA of its target level of three-year Relative Free Cash Flow Margin performance over the three-year period ending June 30, 2021, or, in the case of Messrs. Steimberg and Levy, Orbotech achieving Operating Margin Dollars of $240 million in 2019 (both targets that were considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the target number of shares potentially issuable under the applicable award.

(9)

Reflects an award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2019. Twenty-five percent (25%) of the shares will vest on the one-year anniversary of the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(10)

Reflects an award of PRSUs (equal to 50% of the executive officer’s total equity awards on the grant date, or 60% in the case of the CEO) that have both a performance-vesting component tied to the Company’s three-year Relative Free Cash Flow Margin over three-year period ending June 30, 2021 and a service-vesting component tied to continued service. The achievement of the performance-vesting component of PRSUs (i.e., the number of shares that will be issuable to the NEO under his or her PRSU, if he or she satisfies the applicable service-vesting requirements) will be determined following June 30, 2021. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date) and the remaining fifty percent (50%) will vest on the fourth anniversary of the date of grant, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(11)

Reflects a TSR Award that have both a performance-vesting component tied to the achievement of a minimum total stockholder return threshold and a service-based component tied to continued service. The achievement of the performance-vesting component of the TSR Awards (i.e., the number of shares that will be issuable to the NEO under his or her PRSU, if he or she satisfies the applicable service-vesting requirements) will be determined over the five-year period ending March 20, 2024. One-third of the target number of shares can vest no earlier than March 20, 2022. The remaining one-third and one-third of the target number of shares can vest no earlier than March 20, 2023 and 2024, respectively, subject to continued service on those dates. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(12)

Reflects an award of RSUs that only has a service-vesting component tied to continued service. Fifty percent (50%) of the shares will vest on the December 31, 2019 and the remaining 50% will vest on December 31, 2020, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(13)

Reflects an award of PRSUs that have both a performance-vesting component tied to achievement by Orbotech of Operating Margin Dollars and balanced scorecard grade for 2019 and a service-vesting component tied to continued service. The achievement of the performance-vesting component of PRSUs (i.e., the number of shares that will be issuable to the NEO under his or her PRSU, if he or she satisfies the applicable service-vesting requirements) will be determined following December 31, 2019. In the case of Mr. Steimberg, 50% of the earned shares will vest on December 31, 2019 and the remaining 50% will vest on December 31, 2020, provided the NEO continues in our service through the applicable vesting date. In the case of Mr. Levy, 100% of the earned shares will vest on December 31, 2019. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(14)

Reflects an award of RSUs that only has a service-vesting component tied to continued service. One hundred percent (100%) of the shares will vest on the December 31, 2019, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of June 30, 2019.

	Option awards				Stock awards
Name and principal position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Richard Wallace					41,817	(2)	4,942,769
President & CEO					32,829	(3)	3,880,388
					67,536	(4)	7,982,755
					62,074	(5)	7,337,147
					124,323	(6)	14,694,979
					121,414	(7)	14,351,135
Bren Higgins					8,215	(3)	971,013
Executive Vice President & Chief					16,884	(4)	1,995,689
Financial Officer					17,242	(5)	2,038,004
					41,439	(6)	4,898,090
					48,653	(7)	5,750,785
Ahmad Khan					8,215	(3)	971,013
President, Semiconductor					13,132	(4)	1,552,202
Process Control					18,967	(5)	2,241,899
					45,585	(6)	5,388,147
					48,180	(7)	5,694,876
Brian Trafas					5,456	(3)	644,899
Executive Vice President					7,504	(4)	886,973
Global Customer Organization					13,794	(5)	1,630,451
					33,150	(6)	3,918,330
					33,545	(7)	3,965,019
Amichai Steimberg					60,776	(8)	7,183,723
CEO of Orbotech					31,683	(7)	3,744,931
Asher Levy					50,146	(8)	5,927,257
Former CEO of Orbotech					40,172	(7)	4,748,330
	—	2,576	103.05	6/20/2025
	2,450	2,451	53.81	6/28/2024
	—	3,174	44.94	9/11/2023

(1)	Calculated based on the $118.20 closing price per share of our Common Stock on June 28, 2019, the last trading day in fiscal 2019.

(2)

This grant represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in November 2016. The achievement of the performance-

vesting component of these PRSUs (i.e., the number of shares that will be issuable to the NEO under his or her PRSU, if he or she satisfies the applicable service-vesting requirements) will be determined following September 30, 2019 based on the Company’s three-year Relative Free Cash Flow Margin over the three-year period ending September 30, 2019. One hundred percent (100%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), provided the NEO continues in our employ through the vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(3)

These grants represent 124% of the target number of shares of our Common Stock under PRSUs that were granted to the applicable NEO in August 2015. The achievement of the performance-vesting component of these PRSUs was determined to be at the 71st percentile following the completion of fiscal year 2019 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2016, 2017 and 2018. Fifty percent (50%) of the earned shares vested on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(4)

These grants represent the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2017. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2020 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2018, 2019 and 2020 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(5)

These grants represent the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2018. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2021 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2019, 2020 and 2021 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(6)

These grants represent the maximum number of shares of our Common Stock that could be earned under TSR Awards that were granted to the applicable executive officer in 2019. The achievement of the performance-vesting component of these PRSUs will be determined during the five-year period ending March 20, 2024. One-third of the earned shares can vest no earlier than March 20, 2022 and the remaining one-third and one-third can vest no earlier than March 20, 2023 and 2024, respectively, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(7)

These RSUs were granted with only service-based vesting criteria that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Other than for Messrs. Steimberg and Levy, 25% of the total number of shares underlying each of these awards vests and becomes issuable upon completion of one year of service measured from the grant date, and an additional 25% will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the NEO continues in our employ through the applicable vesting date. For Messrs. Steimberg and Levy, includes RSUs assumed in the Orbotech acquisition as well as the additional RSU granted to each of them on February 20, 2019. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2019
Richard Wallace	8/2/2018	27,589	—
	8/3/2017	30,016	7,504
	11/11/2016	33,454	16,728
	8/4/2016	82,700	41,350
	8/6/2015	52,950	39,713
Bren Higgins	8/2/2018	11,495	—
	8/3/2017	11,256	2,814
	11/11/2016	30,109	15,055
	8/4/2016	20,700	10,350
	8/6/2015	13,250	9,938
Ahmad Khan	8/2/2018	12,645	—
	11/1/2017	7,029	1,758
	8/3/2017	8,755	2,189
	11/11/2016	20,073	10,037
	8/4/2016	20,700	10,350
	8/6/2015	13,250	9,938
Brian Trafas	8/2/2018	9,196	—
	11/1/2017	7,029	1,758
	8/3/2017	5,003	1,251
	2/1/2017	7,100	3,550
	11/11/2016	5,353	2,677
	8/4/2016	13,800	6,900
	8/6/2015	8,800	6,600
Amichai Steimberg	2/20/2019	34,470	2,787
Asher Levy	2/20/2019	44,121	3,949

(8)

These grants represent the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in February 2019. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of 2019 based on Orbotech’s achievement of Operating Margin Dollars for 2019 and balanced scorecard grade. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Option Exercises and Stock Vested

The following table sets forth information with respect to shares of our Common Stock subject to RSUs or PRSUs held by the NEOs that vested during the fiscal year ended June 30, 2019. No stock appreciation rights or stock options were exercised by the NEOs during the fiscal year ended June 30, 2019.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Richard Wallace	119,349	13,956,273
President & Chief Executive Officer
Bren Higgins	34,683	3,938,618
Executive Vice President & Chief Financial Officer
Ahmad Khan	33,307	3,791,686
President, Semiconductor Process Control
Brian Trafas	23,365	2,686,076
Executive Vice President, Global Customer Organization
Amichai Steimberg	2,787	339,234
CEO of Orbotech
Asher Levy	3,950	480,672
Former CEO of Orbotech

(1)

Our 2004 Equity Plan allows us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares (other than for Messrs. Steimberg and Levy), and the net remaining shares were issued to each officer. The following reflects the net number of shares that were issued to each officer, after giving effect to such withholding, during the fiscal year ended June 30, 2019: Mr. Wallace: 60,174 shares; Mr. Higgins: 17,484 shares; Mr. Khan: 16,790 shares; and Mr. Trafas: 12,015 shares.

(2)

Based on the closing market price of the vested shares on the vesting date (or, if the vesting date occurred on a day on which the NASDAQ Stock Market was closed for trading, the closing market price of our Common Stock on the last completed trading day immediately prior to the vesting date). Does not include dividend equivalent rights on the vested shares.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Wallace, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the fiscal 2019 annual total compensation as determined under Item 402 of Regulation S-K for Mr. Wallace was $20,512,367. The fiscal 2019 annual total compensation as determined under Item 402 of Regulation S-K for the median employee was $85,968. Based on the foregoing, our estimate of the ratio of Mr. Wallace’s annual total compensation to the median employee’s annual total compensation for fiscal 2019 is 239 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that were used were as follows:

We selected May 30, 2019, which is within the last three months of fiscal 2019, as the date upon which we would identify the “median employee”. On that date, we and our subsidiaries employed a total of 10,065 employees. We identified the “median employee” based on total target compensation of each employee within our global workforce as set forth in our human resources databases, which included target salary, cash bonus, equity compensation and other long-term incentive compensation for fiscal 2019. For employees outside the United States, we converted their compensation to U.S. dollars using the exchange rate provided by our Finance organization, in effect as of May 1, 2019.

We calculated the total annual compensation for the “median employee” for fiscal 2019 in the same manner in which Mr. Wallace’s total annual compensation was calculated in the summary compensation table.

Pension Benefits

Orbotech contributes to a pension plan for its Israeli employees as mandated by Israeli law. Of the NEOs, only Messrs. Steimberg and Levy participated in the pension plan. Present value of accumulated benefit is based on foreign currency exchange rates in effect on June 28, 2019 (the last business day of the fiscal year).

Name	Name of plan	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Amichai Steimberg	Manager’s Insurance	27	1,270,423	—
Asher Levy	Manager’s Insurance	29	1,091,103	—

Nonqualified Deferred Compensation

We have established the EDSP in order to provide our executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferral is fully vested at all times but is not matched with any Company funds. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. As of June 30, 2019, there were a total of 18 investment funds available for selection under the EDSP, and the participant may periodically change his or her investment elections. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on EDSP participants as a funding vehicle for a portion of our obligations under the EDSP.

The following table shows the deferred compensation activity for each NEO during the fiscal year ended June 30, 2019 (Messrs. Higgins, Steimberg and Levy had no activity):

Name and Principal Position	Executive Contributions in Fiscal Year 2019 ($)	Company Contributions in Fiscal Year 2019 ($)	Aggregate Earnings in Fiscal Year 2019 ($) (1)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of June 30, 2019 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Richard Wallace	—	—	102,061	—	2,079,653
President & Chief Executive Officer
Ahmad Khan	—	—	92,684	33,461	1,510,495
President, Semiconductor Process Control
Brian Trafas	—	—	110,549	—	1,369,482
Executive Vice President,
Global Customer Organization

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on the officer’s account balance for fiscal year 2019. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in this column (d) for each NEO are not reported in the Summary Compensation Table.

(2)	The 18 investment funds named below were available for selection under the EDSP for some or all of fiscal year 2019. The rate of return for each such fund for fiscal year 2019 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2019
American Funds IS Growth	5.95%
Deutsche Small Cap Index VIP A	-3.54%
DFA VA US Targeted Value	-7.77%
MFS VIT Global Equity Initial	11.63%
PIMCO VIT Total Return Institutional	7.58%
T. Rowe Price Blue Chip Growth	10.37%
T. Rowe Price Mid Cap Growth	15.91%
Templeton Foreign VIP	-6.06%
Transamerica JP Morgan Mid Cap Value VP Initial	4.44%
Vanguard VIF Balanced	10.28%
Vanguard VIF Equity Income	8.95%
Vanguard VIF Equity Index	10.27%
Vanguard VIF High Yield Bond	8.85%
Vanguard VIF International	-0.28%
Vanguard VIF REIT Index	12.08%
Vanguard VIF Small Company Growth	1.38%
Vanguard VIF Total Bond Market Index	7.77%
Wells Fargo Government Money Market Institutional	2.12%

Potential Payments Upon Termination or Change of Control

In January 2006, our Board adopted an Executive Severance Plan (the “Original Severance Plan”). In November 2010, our Compensation Committee adopted a 2010 Executive Severance Plan (the “2010 Severance Plan”). The 2010 Severance Plan exists in parallel with the Original Severance Plan, which remains in full force and effect for existing participants under that plan until terminated or modified in accordance with its terms. No participant under the 2010 Severance Plan is eligible to simultaneously participate under the Original Severance Plan, and no participant under the Original Severance Plan is eligible to simultaneously participate under the 2010 Severance Plan.

The Original Severance Plan and the 2010 Severance Plan each provide certain compensation and benefits if a participant’s employment with us terminates under certain defined circumstances. In exchange for receiving benefits under either plan, the participant must agree to certain non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the applicable plan. Each plan also contains a mitigation provision in which the benefits payable are subject to reduction to the extent the participant earns post-termination compensation from another source. All of our NEOs (other than Messrs. Steimberg and Levy) participated in either the Original Severance Plan or the 2010 Severance Plan during fiscal year 2019, as described in more detail below.

The terms of and benefits payable under our two severance plans are in many ways similar to one another. In October 2016, the Compensation Committee approved amendments to the Original Severance Plan to eliminate the tax gross-up provisions related to excise taxes that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as the result of a participant receiving a payment that would constitute a “parachute payment”

within the meaning of Code Section 280G upon or in connection with a change of control of the Company. Both severance plans contain a “best results” provision, which is described in more detail below. In addition, as part of a routine assessment of competitive market practices for executive severance benefits, our Board approved amendments to the Original Severance Plan and 2010 Severance Plan on September 21, 2015 (the “2015 Severance Plan Amendments”) to remove the mitigation and non-compete provisions, and to provide that all cash benefits are payable under the applicable plan in a lump sum. The 2015 Severance Plan Amendments also revised the Original Severance Plan and 2010 Severance Plan to include the Executive Retiree Medical Benefits and make certain other clarifications. For additional information about this benefit, please refer to the “Executive Retiree Medical Program” description.

Original Severance Plan

Mr. Wallace currently participates in the Original Severance Plan.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then he will receive (i) salary continuation payments for two years payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on his annual incentive bonus for the then-most recently completed calendar year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then he will receive (i) salary continuation payments for three years payable in a lump sum, (ii) an amount equal to three times his average annual bonus for the preceding three completed years, payable in a lump sum, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period payable in a lump sum, and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2019, the calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

Mr. Wallace also is eligible for the Executive Retiree Medical Benefits in accordance with the terms described above.

Certain of the RSUs, PRSUs and TSR Awards granted to Mr. Wallace were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan, which will be paid subject to the vesting requirements of the underlying awards. Accordingly, in connection with an acceleration of vesting of certain of the outstanding equity awards held by Mr. Wallace, as applicable, Mr. Wallace would be entitled to receive accrued dividend equivalents and the benefit of the equitable and proportionate adjustment of the special cash dividend attributable to such outstanding equity awards that accelerate.

The Original Severance Plan provides that, if a payment under the Original Severance Plan would constitute a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

2010 Severance Plan

Messrs. Higgins, Khan and Trafas participate in the 2010 Severance Plan, which was amended by the 2015 Severance Plan Amendments in September 2015. They each have the right to receive benefits under that plan solely in connection with a termination of their employment under certain circumstances within one year following a change of control of the Company.

If Messrs. Higgins, Khan or Trafas is terminated other than for cause, or voluntarily resigns for good reason, within one year following a change of control, then such officer will receive (i) salary continuation payments for 18 months payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) 100% vesting acceleration of all of his outstanding equity awards, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2019, the calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

Certain of the RSUs and PRSUs granted to Messrs. Higgins, Khan and Trafas were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan, which will be paid subject to the vesting requirements of the underlying awards. Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Messrs. Higgins, Khan or Trafas, such officer would be entitled to receive accrued dividend equivalents and the benefit of the equitable and proportionate adjustment for the special cash dividend attributable to his accelerated equity awards.

The 2010 Severance Plan provides that, if a payment under the 2010 Severance Plan would constitute such a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

Orbotech Arrangements

Under the terms of the employment agreements we entered into upon the acquisition of Orbotech with each of Messrs. Steimberg and Levy, they are each entitled to receive the following upon termination of their service provider relationship (including upon death or disability) with Orbotech:

Benefit	Description
Advance Notice Payment

If the employee receives less than six months advance notice prior to termination without Cause (as defined below), employee shall receive the product of (i) the difference between six months and the period of time prior to termination in which the notice was given and (ii) the value of all benefits excluding equity and bonus-related benefits.

Vested Retirement Payment Benefits

A lump sum payment equal to the difference between (i) the product of 200% of monthly salary prior to transitioning to senior advisor status and 29 (in the case of Mr. Levy) and 27 (in the case of Mr. Steimberg) and (ii) contributions made by Orbotech to the Manager’s Insurance Policy or Pension Fund maintained by Orbotech for the period for November 1, 1990 through February 20, 2019 (in the case of Mr. Levy) and November 1, 1992 through February 20, 2019 (in the case of Mr. Steimberg).

Adjustment Period Benefits	A lump sum payment equal to six month’s salary based on the monthly salary in effect prior to transitioning to senior advisor status.
Retirement Payment Benefits

A lump sum payment equal to the difference between (i) the product of 200% of monthly salary prior to transitioning to senior advisor status and the number of years of service with Orbotech after the closing of the Orbotech acquisition by KLA and (ii) contributions made by Orbotech to the Manager’s Insurance Policy or Pension Fund maintained by Orbotech for the period from the acquisition of Orbotech by KLA on February 20, 2019 and the date of termination.

Accelerated Vesting of Assumed Awards	100% accelerated vesting of all equity awards held by employee that were assumed by KLA in the acquisition of Orbotech.
New Equity Awards

If the employee is terminated without Cause (as defined below), in lieu of 100% acceleration of outstanding RSUs and PRSUs held by employee that were not assumed awards, employee will receive a cash payment equal to the unvested portion of the award. If none of the awards had vested in part, the cash value for Mr. Steimberg and Levy of these awards would be $5,716,667 and $4,716,667, respectively.

For purposes of the employment agreements, “Cause” is defined as:

▶	employee’s conviction of, or plea of no contest to, a felony;

▶	the Employee’s gross misconduct;

▶	any material act of personal dishonesty taken by the employee in connection with his responsibilities as an employee or service provider; or

▶

the employee’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to the employee a written demand for performance from Orbotech which describes the basis for the belief that the employee has not substantially performed his duties and provides the employee with 30 days to take corrective action.

Table Reflecting Potential Termination and Change of Control Payments

The following table shows the estimated amounts that would have been payable to each of the NEOs upon the occurrence of each of the indicated events, had the applicable event occurred on June 30, 2019. For such officers, the amount attributable to the accelerated vesting of PRSUs and RSUs is based upon the closing fair market value of our Common Stock on the last trading day of fiscal year 2019 ($118.20 per share). The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans. The amounts that would have been payable to each of our NEOs upon the occurrence of the indicated event had the applicable event occurred on June 30, 2019 are as follows:

Original Severance Plan

Name and Principal Position	Event	Salary / Bonus Continuation and Severance Payments ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($) (1)		Payment of Dividend Equivalents ($) (2)	Total ($)
Richard Wallace President & Chief Executive Officer	Termination without Cause or Resignation for Good Reason (3)	1,800,000	2,305,260	24,321,541	(4)	1,112,993	28,539,794
	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	9,366,550	2,305,260	46,874,101	(6)	1,633,741	60,179,652

2010 Severance Plan

Name and Principal Position	Event	Salary / Bonus Continuation ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($) (1)		Payment of Dividend Equivalents ($) (2)	Total ($)
Bren Higgins Executive Vice President & Chief Financial Officer	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	787,500	824,201	13,751,979	(6)	456,826	15,820,506
Ahmad Khan President, Semiconductor Process Control	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	787,500	847,875	13,799,259	(6)	427,565	15,862,199
Brian Trafas Executive Vice President, Global Customer Organization	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	750,000	680,023	9,571,718	(6)	285,250	11,286,991

(1)

As noted above, pursuant to the terms of the Original Severance Plan and the 2010 Severance Plan, the vesting acceleration of outstanding equity awards, when applied to any PRSUs for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date, is to be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award, except that, under the Original Severance Plan and the 2010 Severance Plan, in a qualifying termination following a Change of Control, the vesting acceleration of performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date is based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the Change of Control.

The number of shares earnable under the fiscal year 2019 TSR Awards is based on the level of total stockholder return (stock price appreciation over a 20 consecutive day trading period during the five years ended March 20, 2014 plus cash dividends distributed per share) in excess of $116.391 per share. We have assumed for purposes of this table that total stockholder return achievement was reached entitling the holder to vest in 100% of the target shares.

The number of shares earnable under the fiscal year 2019 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2021. Under the terms of the fiscal year 2019 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2019 PRSUs have been included for purposes of this table at 140% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2018 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2020. Under the terms of the fiscal year 2018 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2018 PRSUs have been included for purposes of this table at 140% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2017 PRSUs is based on the Company’s achieved level of three-year Relative Free Cash Flow Margin over the three-year period ending September 30, 2019. Under the terms of the fiscal year 2017 PRSU awards, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2017 PRSUs have been included for purposes of this table at 115% of the target number of shares underlying the awards.

(2)

The RSUs and PRSUs granted to Messrs. Wallace, Higgins, Khan and Trafas in fiscal year 2019 were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards).

(3)

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Cause” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the applicable period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Good Reason” means the occurrence of any of the following events without the participant’s written consent: (i) a material change in the participant’s reporting requirements such that the participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the participant was reporting immediately prior to such change; (ii) a material reduction of the participant’s duties, authority or responsibilities; (iii) a material reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iv) a material reduction in the aggregate level of the participant’s overall compensation, other than a reduction that applies to other executives generally; or (v) a material relocation of the participant’s office, with a relocation of more than fifty (50) miles from its then present location to be deemed material, unless such relocated office is closer to the participant’s then principal residence; provided however, that in no event shall Good Reason exist unless (a) the participant provides us, within ninety (90) days after the occurrence of the event or transaction, written notice specifying in detail the grounds for a purported Good Reason resignation, (b) we fail to cure the purported grounds for the Good Reason within thirty (30) days following the receipt of such notice, and (c) the participant resigns within sixty (60) days after we fail to take such timely curative action, but in no event more than one hundred eighty (180) days after the occurrence of the event or transaction identified in the notice to us as the grounds for the Good Reason resignation.

(4)

The vesting schedules for the RSUs and PRSUs outstanding as of June 30, 2019 are listed in the footnotes to the table entitled “Outstanding Equity Awards at Fiscal Year End.” The amounts marked by this footnote (4) reflect the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards and considering the maximum potential payout for the performance-based awards.

(5)

For purposes of the Original Severance Plan and the 2010 Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of our Board, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of a specified date (February 16, 2006 for the Original Severance Plan; November 3, 2010 for the 2010 Severance Plan), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(6)

The amounts marked by this footnote (6) reflect both (a) the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards, and (b) the accelerated vesting of the applicable officer’s outstanding equity awards for service periods after the date of his or her termination or resignation. The following table provides the breakdown for each such reported amount:

Name	Value of Pro- Rated Vesting Through Date of Termination / Resignation ($)	Value of Accelerated Vesting for Service Period After Date of Termination / Resignation ($)	Total Value Reported ($)

Richard Wallace	24,321,541	22,552,560	46,874,101

Bren Higgins	6,743,901	7,008,078	13,751,979

Ahmad Khan	6,446,037	7,353,222	13,799,259

Brian Trafas	4,321,747	5,249,971	9,571,718

Orbotech Arrangements

Certain values in the table below are based on foreign currency exchange rates in effect on June 28, 2019 (the last business day of fiscal 2019).

Benefit	Amichai Steimberg ($)	Asher Levy ($)

Termination without Cause

Vested retirement benefits	1,365,198	1,608,782

Adjustment period benefits	264,789	294,211

Retirement payment benefits	76,725	91,434

Accelerated vesting of assumed awards	1,350,317	3,359,628

Advance notice payment	27,770	30,033

Cash in lieu of acceleration of new awards	5,716,667	4,716,667

Total	8,801,466	10,100,755

Termination with Cause or by employee

Vested retirement benefits	1,365,198	1,608,782

Adjustment period benefits	264,789	294,211

Retirement payment benefits	76,725	91,434

Accelerated vesting of assumed awards	1,350,317	3,359,628

Total	3,057,029	5,354,055

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

Our Standards of Business Conduct require that all employees and Directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA.

In addition, our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Under this policy, the Audit Committee reviews transactions, arrangements or relationships in which the Company (including any of its subsidiaries) is a participant, the amount involved exceeds $100,000 in any fiscal year, and one of our executive officers, Directors, Director nominees or 5% stockholders (or their immediate family members) has a direct or indirect material interest (other than solely as a result of being a director or beneficial owner of less than a specified percentage of shares of the other entity (5% for publicly traded entities and 10% for other entities)). As part of that review, the Audit Committee may consider such factors as it determines to be appropriate under the circumstances, which factors may include the position of the related party with the Company, the related party’s interest in the transaction, the materiality of the transaction, the business purpose for and reasonableness of the transaction, and comparable market terms for similar transactions that do not involve related parties.

Following that review, if the Audit Committee concludes that the terms of the related party transaction are acceptable and appropriate, the Audit Committee either approves or ratifies (as applicable) the transaction. No member of the Audit Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including, among others, (i) executive officer or Director compensation that has been approved by the Compensation Committee or the Board, and (ii) any contract, transaction or arrangement with any party who was not a related party at the time such contract, transaction or arrangement was entered into with the Company, and renewals or extensions thereof pursuant to contractual arrangements in effect and binding on the Company prior to the date that the party became a related party.

Transactions with Related Persons

During fiscal 2019, we purchased products and/or services in the ordinary course from the following company and/or one or more of its affiliated entities: NetApp, Inc. ($503,000); Citrix Systems, Inc. ($170,000); and Keysight Technologies, Inc. ($2,127,000). Mr. Wallace served on the Board of Directors of NetApp; Mr. Calderoni serves on the Board of Directors of Citrix Systems; and Mr. Rango serves on the Board of Directors of Keysight Technologies.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2019 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) A	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (7) B	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A) C

Equity Compensation Plans Approved by Stockholders (2)	2,436,467	$ —	13,453,227	(3)(4)(5)

Equity Compensation Plans Not Approved by Stockholders (6)	465,587	$54.00	—

Total	2,902,054	$54.00	13,453,227	(3)(4)(5)(6)

(1)

Includes 2,902,054 shares of our Common Stock subject to RSUs that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2019, the date of the information set forth in the table above (and a date on which a purchase occurred under the Purchase Plan), the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing selling price per share of our Common Stock on the purchase date (or, if the purchase date is not a trading day, on the immediately preceding trading day).

(2)	Consists of our (a) 2004 Equity Plan and (b) Purchase Plan.

(3)	Includes shares of our Common Stock available for future award as of June 30, 2019 under the 2004 Equity Plan (8,710,813 shares) and the Purchase Plan (1,840,360 shares).

(4)

As of June 30, 2019, 11,612,867 shares of our Common Stock were available for future award under the 2004 Equity Plan. Shares reserved for award under the 2004 Equity Plan may be issued pursuant to full value awards such as restricted stock awards or RSUs that vest upon the completion of designated service periods or performance units or PRSUs that vest upon the attainment of prescribed performance milestones (and the completion of designated service periods) and upon the exercise of stock options or stock appreciation rights. Shares issued pursuant to full value awards made under the 2004 Equity Plan (a) prior to November 6, 2014 reduce the share reserve available under the 2004 Equity Plan by 1.8 shares for every one full value share issued; and (b) on or after November 6, 2014 reduce the share reserve available under the 2004 Equity Plan by 2.0 shares for every one full value share issued.

(5)

As of June 30, 2019 (after giving effect to the purchase under the Purchase Plan on or about that date), 1,840,360 shares of our Common Stock were reserved for issuance under the Purchase Plan. The Purchase Plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under the Purchase Plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the Purchase Plan during the forthcoming fiscal year.

(6)

Includes shares subject to outstanding awards as of June 30, 2019 under the following three plans assumed in connection with the acquisition of Orbotech in February 2019: (i) Equity Remuneration Plan for Key Employees of Orbotech and its Affiliates and Subsidiaries; (ii) 2010 Equity-Based Incentive Plan; and (iii) 2015 Equity-Based Incentive Plan (collectively, the “Orbotech Plans”). No future awards may be granted under these plans.

(7)	Represents the weighted average exercise price per share for the 14,558 options to purchase our Common Stock assumed under the Orbotech Plans.

REPORT OF THE AUDIT COMMITTEE

KLA’s Audit Committee is comprised of Outside Directors, each of whom meets current standards of independence and financial experience requirements of the NASDAQ Stock Market. Each of Messrs. Calderoni, Dickson and Patel has served on the Audit Committee from the beginning of fiscal year 2019 through the date of this Proxy Statement, with Mr. Calderoni serving as the Chairman of the Committee. David Wang and Msses. Higashi and Pinczuk also served on the Audit Committee for a portion of fiscal year 2019.

The Board has determined that each of Messrs. Calderoni, Dickson and Patel is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA’s website at http://ir.KLA.com in the Corporate Governance section.

KLA’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2019 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input to management on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019. The Audit Committee also met routinely with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301.

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, on a quarterly basis, the members of the Audit Committee discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit Committee determined that the independent registered public accounting firm is independent from management and KLA. The Audit Committee also concluded that the provision of services covered by fees paid to the independent registered public accounting firm was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the SEC on August 16, 2019.

MEMBERS OF THE AUDIT COMMITTEE

Robert Calderoni, Chairman

John Dickson

Kiran Patel

Ana Pinczuk

INFORMATION FOR KLA ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 5, 2019

12:00 p.m., local time

KLA Milpitas Facility

Building Three

Three Technology Drive

Milpitas, California 95035

Directions to KLA’s Milpitas Facility

From Highway 237 Heading East:

Exit at McCarthy Boulevard. At the stop light, turn right onto McCarthy Boulevard. At the next intersection, turn right onto Technology Drive. KLA is on the right side.

From Highway 237 Heading West:

Exit at McCarthy Boulevard. At the stop light, turn left onto McCarthy Boulevard (this will take you back over the freeway). At the next intersection, turn right onto Technology Drive. KLA is on the right side.

01—Edward Barnholt 04—Emiko Higashi 07—Kiran Patel 02—Robert Calderoni 05—Kevin Kennedy 08—Victor Peng 03—Jeneanne Hanley 06—Gary Moore 09—Robert Rango For Against Abstain For Against Abstain For Against Abstain 1 U P X 10—Richard Wallace Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 034F1C + + Proposals — The Board of Directors recommends a vote FOR each of the Director Nominees (Proposal A 1) and a vote FOR Proposals 2 and 3. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2020. 3. Approval on a non-binding, advisory basis of our named executive officer compensation. 1. To elect as Directors the ten candidates nominated by the Company’s Board of Directors to each serve for a one-year term, until his or her successor is duly elected. For Against Abstain qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof.

Notice of Annual Meeting of Stockholders Three Technology Drive Milpitas, CA 95035 Proxy Solicited by Board of Directors for Annual Meeting — November 5, 2019 To the Stockholders: NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA Corporation (the “Company”), a Delaware corporation, will be held on Tuesday, November 5, 2019 at 12:00 p.m., local time, in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, CA 95035, for the purposes stated on the reverse side. The undersigned hereby appoints Bren D. Higgins and Teri A. Little, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE Proxy — KLA CORPORATION qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q